                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                Filed by the Registrant [X]
                Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             Wells Fargo & Company
           ---------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   -------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                              March 22, 1999

Dear Stockholder:

  The annual meeting of stockholders will be held on Tuesday, April 27, 1999, at 1:00 p.m., in the Penthouse Boardroom, 420 Montgomery Street, San Francisco, California.

  At the annual meeting, you will be asked to elect directors, to vote on the Company's proposals to increase the number of shares that may be awarded under the Long-Term Incentive Compensation Plan and to ratify the appointment of independent auditors for the year 1999, and to vote on a stockholder proposal to adopt cumulative voting in the election of directors.

  For reasons explained in the accompanying proxy statement, the Board of Directors recommends that you vote FOR the first three proposals and AGAINST the proposal relating to cumulative voting.

  We hope that you will be able to attend the meeting. In any case, to make sure that your vote is received, please complete, sign and return your proxy card in the enclosed envelope. Thank you for your interest in the Company.

                                  Sincerely,

        /s/ Paul Hazen                        /s/ Richard M. Kovacevich
        ----------------------                ----------------------------
        Chairman                              President and
                                              Chief Executive Officer

                         -----------------------------

  Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope regardless of whether you plan to attend the meeting.
  You may later decide to vote in person at the meeting, or you may revoke your proxy for any other reason at any time before it is voted.

                         -----------------------------


                              [WELLS FARGO LOGO]

                 Notice of Annual Meeting of Stockholders
                                April 27, 1999

To the Holders of
Common Stock of Wells Fargo & Company:

  The annual meeting of stockholders of Wells Fargo & Company (the "Company") will be held in the Penthouse Boardroom, 420 Montgomery Street, San Francisco, California, on Tuesday, April 27, 1999, at 1:00 p.m. The purpose of the meeting is to:

  1. Elect directors.

  2. Vote on a proposal to increase the number of shares of common stock that may be awarded under the Long-Term Incentive Compensation Plan by 40,000,000.

  3. Vote on a proposal to ratify the appointment by the Board of Directors of KPMG LLP to audit the books of the Company and its subsidiaries for the year ending December 31, 1999.

  4. Vote on a stockholder proposal requesting the Board of Directors to provide for cumulative voting for directors.

  5. Act on any other matters that may properly come before the meeting.

  The Board recommends that stockholders vote FOR the director nominees named in the accompanying proxy statement, FOR Items 2 and 3, and AGAINST Item 4.

  Only holders of common stock at the close of business on March 9, 1999, may vote at the annual meeting or at any adjournment thereof. A list of stockholders of record who may vote at such meeting will be available during business hours for any stockholder of the Company to examine for any purpose relevant to the meeting. The list will be available for at least ten days before the meeting at the office of the General Counsel of the Company, 633 Folsom Street, San Francisco, California.

                                          By Order of the Board of Directors,

                                          /s/ Laurel A. Holschuh
                                          --------------------------
                                          Secretary

March 22, 1999

                            TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Outstanding Shares....................................................     2
Voting................................................................     2
Item 1. Election of Directors.........................................     4
 The Board of Directors and Committees................................     8
 Director Compensation................................................    10
Common Stock Owned by Directors and Executive Officers................    12
Executive Compensation (How the Company Pays Its Executive Officers)..    14
 Report of the Human Resources Committee on Executive Compensation....    14
 Stock Performance Graphs.............................................    20
 Compensation Tables and Information..................................    22
Other Information About Directors and Executive Officers..............    31
Item 2. Proposal to Amend the Long-Term Incentive Compensation Plan...    34
Item 3. Appointment of Independent Auditors...........................    38
Item 4. Stockholder Proposal Relating to Cumulative Voting............    38
Deadlines for Submitting Stockholder Proposals........................    41
Annual Reports........................................................    41
Addendum to 1998 Annual Report to Stockholders........................   A-1

                             420 Montgomery Street
                        San Francisco, California 94104

                         -----------------------------
                                Proxy Statement

                         -----------------------------

  The Board of Directors of Wells Fargo & Company is soliciting proxies from its stockholders to be used at the annual meeting on Tuesday, April 27, 1999. On November 2, 1998, Norwest Corporation changed its name to "Wells Fargo & Company" upon the merger (the "Merger") of the former Wells Fargo & Company (the "former Wells Fargo") into a wholly owned subsidiary of Norwest Corporation. Norwest Corporation as it existed prior to the Merger is referred to as the "former Norwest." As used in this proxy statement, the "Company" refers to the corporation named Norwest Corporation before the Merger and now named Wells Fargo & Company.

  This proxy statement and the accompanying proxy card were mailed to stockholders of the Company beginning on or about March 22, 1999.

  Stockholders may vote their shares of common stock in person at the annual meeting or by proxy by returning their signed proxy cards. Stockholders may also vote their shares by proxy by telephone. Instructions for stockholders interested in voting by telephone can be found on the enclosed proxy card. If shares of common stock are voted by proxy, the shares will be voted as the stockholder instructs. If a stockholder does not give any voting instructions in the proxy card, the shares will be voted: FOR the election of the directors named in this proxy statement (Item 1), FOR the amendment to the Long-Term Incentive Compensation Plan to increase the number of shares of common stock that may be awarded under the plan (Item 2), FOR the ratification of the appointment of KPMG LLP as independent auditors for 1999 (Item 3), and AGAINST the stockholder proposal relating to cumulative voting (Item 4). A stockholder may revoke a proxy at any time before it is voted.

  The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to aid in the solicitation for a fee of $15,000 plus out-of-pocket expenses. Proxies may also be solicited by employees and directors of the Company by mail, telephone, fax, e-mail or in person.

  As far as the Company's Board of Directors and management know, stockholders at the meeting will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

                            OUTSTANDING SHARES

  On March 9, 1999, the record date for stockholders who may vote at the meeting, there were 1,653,285,689 shares of common stock outstanding. Each outstanding share is entitled to one vote.

  The Company does not know of any person or group that beneficially owned more than 5% of its common stock on December 31, 1998. A person is the beneficial owner of securities, as defined by the Securities and Exchange Commission, if he or she has or shares voting power or investment power for such securities or has the right to obtain beneficial ownership within 60 days after such date.

                                  VOTING
Vote Required

  To Elect Directors. Under Delaware law, directors are elected by a plurality of the shares voted, so the 24 nominees receiving the greatest number of votes will be elected.

  To Approve Other Matters. Delaware law requires the affirmative vote of a majority of the shares represented at the meeting to approve the amendment to the Long-Term Incentive Compensation Plan (Item 2), the appointment of independent auditors (Item 3), and the stockholder proposal relating to cumulative voting (Item 4).

  How the Vote is Counted. A quorum consisting of the holders of a majority of the outstanding shares of common stock on the record date must be present in person or represented by proxy for the transaction of business at the annual meeting. Shares present in person at the meeting that are not voted for a director nominee or shares present by proxy where the stockholder has withheld authority to vote for a nominee will be counted in determining whether a quorum is present, but will not count toward a nominee's plurality. Shares that abstain from voting on a particular matter are considered as shares present at the meeting for quorum purposes but are treated as having voted against the matter. Stock exchange rules prohibit a broker from voting shares held in a brokerage account on some proposals unless the beneficial owner has given voting instructions to the broker (a "broker non-vote"). Shares that are subject to a broker non-vote are counted for determining the quorum but not as having voted. Under New York Stock Exchange rules, a member broker may not vote in its discretion on Item 4, the stockholder proposal being presented at the annual meeting.

Confidential Voting Policy

  It is the Company's policy that all stockholder meeting proxies, ballots, and voting records that identify the vote of a particular stockholder are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the annual stockholders' meeting except
(i) to meet legal requirements; (ii) to assert claims for or defend claims against the Company; (iii) to allow the inspectors of election to certify the results of the stockholder vote; (iv) if a proxy solicitation in opposition to the Board of Directors takes place; or (v) to respond to stockholders who have written comments on proxy cards or who have requested disclosure. Inspectors of election and those who count stockholder votes may not be employees of the Company but may be employees of an affiliated bank who have been instructed to comply with this policy.

                            BOARD OF DIRECTORS

[PHOTO OF            [PHOTO OF             [PHOTO OF             [PHOTO OF
Leslie S. Biller]    J.A. Blanchard III]   Michael R. Bowlin]    Edward M.
                                                                 Carson]


[PHOTO OF            [PHOTO OF             [PHOTO OF             [PHOTO OF
David A.             William S. Davila]    Susan E. Engel]       Paul Hazen]
Christensen]


[PHOTO OF            [PHOTO OF             [PHOTO OF             [PHOTO OF
William A. Hodder]   Rodney L. Jacobs]     Reatha Clark King]    Richard M.
                                                                 Kovacevich]


[PHOTO OF            [PHOTO OF             [PHOTO OF             [PHOTO OF
Richard D.           Cynthia H. Milligan]  Benjamin F. Montoya]  Philip J.
McCormick]                                                       Quigley]


[PHOTO OF            [PHOTO OF             [PHOTO OF             [PHOTO OF
Donald B. Rice]      Ian M. Rolland]       Judith M. Runstad]    Susan G.
                                                                 Swenson]


[PHOTO OF            [PHOTO OF             [PHOTO OF             [PHOTO OF
Daniel M. Tellep]    Chang-Lin Tien]       Michael W. Wright]    John A. Young]

                      ITEM 1. ELECTION OF DIRECTORS

  Upon completion of the Merger, the Board of Directors of the Company was increased to, and currently consists of, 24 persons. The Board has set 24 directors as the number to be elected at the annual meeting and has nominated the individuals named below. All nominees are currently directors of the Company.

  Twelve of the 24 nominees were directors of the former Norwest who continued as directors of the Company after the Merger. The remaining nominees were directors of the former Wells Fargo who became directors of the Company in November 1998 when the Merger was completed.

  Directors are elected to hold office until the next annual meeting and until their successors are properly elected and qualified. All nominees have informed the Company that they are willing to serve as directors. If any nominee is no longer a candidate for director at the annual meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion.

  Biographical and business experience information about each director appears below.

Leslie S. Biller Mr. Biller, 51, is vice chairman and chief operating officer of the Company. Prior to the Merger, he served as president and chief operating officer of the former Norwest from February 1997 to November 1998 and as executive vice president and head of South Central Community Banking from 1990 until February 1997. Mr. Biller is also a director of Ecolab Inc. and Minnesota Life Insurance Company. He became a director of the former Norwest in 1997.

J. A. Blanchard III Mr. Blanchard, 56, has been president and chief executive officer of Deluxe Corporation in Shoreview, Minnesota,

since May 1995, and chairman since May 1996. Deluxe Corporation supplies paper products and electronic payment, payment protection and related services to the financial and retail industries. From January 1994 until May 1995, he served as executive vice president of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry. Mr. Blanchard is also a director of Deluxe Corporation and Saville Systems PLC. He became a director of the former Norwest in 1996.

Michael R. Bowlin Mr. Bowlin, 56, has been chairman of the board of Atlantic Richfield Company (ARCO), an integrated petroleum products company in Los Angeles, California, since 1995. He has also been chief executive officer of ARCO since 1994 and president and chief operating officer of ARCO since June 1993. Mr. Bowlin is also a director of ARCO. He became a director of the former Wells Fargo in 1996.

Edward M. Carson Mr. Carson, 69, was chairman of the board of First Interstate Bancorp, a bank holding company in Los Angeles, California, from 1990 through his retirement in April 1995, and chief executive officer from 1990 through 1994. First Interstate Bancorp was acquired by the former Wells Fargo in 1996. He is also a director of Aztar Corporation, Castle & Cook, Inc., Schuff Steel, Inc., and Terra Industries, Inc. Mr. Carson was a director of First Interstate Bancorp from 1985 until 1996, when he joined the board of the former Wells Fargo.

David A. Christensen Mr. Christensen, 63, has been president and chief executive officer of Raven Industries, Inc., a diversified manufacturer of plastics, electronics and special-fabric products in Sioux Falls, South Dakota, since 1971. He also serves as a director of Beta

Raven, Inc., Glasstite, Inc., Northern States Power Company, and Raven Industries, Inc. Mr. Christensen became a director of the former Norwest in 1977.

William S. Davila Mr. Davila, 67, served as president and chief operating officer of The Vons Companies, Inc., a Los Angeles-based chain of supermarkets, from 1984 until his retirement in 1992. He is now president emeritus of The Vons Companies, Inc., and serves as a director of Geo. A. Hormel & Company, Pacific Gas and Electric Company, and PG&E Corporation. Mr. Davila became a director of the former Wells Fargo in 1990.

Susan E. Engel Ms. Engel, 52, became chairwoman, president and chief executive officer of Department 56, Inc., a designer and marketer of collectibles and specialty giftware in Eden Prairie, Minnesota, in November 1996. She had been president and chief operating officer of the company from September 1994 until November 1996. From 1991 until 1994, Ms. Engel was president and chief executive officer of Champion Products, Inc., the athletic apparel division of Sara Lee Corporation. She also serves as a director of Coty Inc., Department 56, Inc., K2 Inc., and The Penn Traffic Company. Ms. Engel became a director of the former Norwest in May 1998.

Paul Hazen Mr. Hazen, 57, served as chairman of the board and chief executive officer of the former Wells Fargo from 1995 to November 1998, when he was named chairman of the board of the Company following the Merger. He served as president of the former Wells Fargo from 1984 to 1995 and again from July 1997 to May 1998. He is a director of AirTouch Communications, Inc., Phelps Dodge Corporation, and Safeway, Inc. Mr. Hazen became a director of the former Wells Fargo in 1984.

William A. Hodder Mr. Hodder, 67, served as chairman and chief executive officer of Donaldson Company, Inc., a manufacturer of filtration and emission control products in Minneapolis, Minnesota, from August 1994 until his retirement in 1996. Prior to August 1994, he served as chairman, president, and chief executive officer of the company. Mr. Hodder is also a director of Musicland Stores Corporation, ReliaStar Financial Corp., and SUPERVALU INC. Mr. Hodder became a director of the former Norwest in 1971.

Rodney L. Jacobs Mr. Jacobs, 58, had been vice chairman and chief financial officer of the former Wells Fargo from 1991 to May 1998, when he became president. He held this position until November 1998, when he became vice chairman and chief financial officer of the Company following the Merger. Mr. Jacobs became a director of the former Wells Fargo in May 1998.

Reatha Clark King Dr. King, 60, has been president and executive director of the General Mills Foundation, a charitable foundation in Minneapolis, Minnesota, since 1988. She also serves as a vice president of General Mills, Inc., with responsibility for its citizenship programs. She is a director of Exxon Corporation, H.B. Fuller Company, and Minnesota Life Insurance Company. Dr. King became a director of the former Norwest in 1986.

Richard M. Kovacevich Mr. Kovacevich, 55, was chief executive officer of the former Norwest from January 1993 to November 1998. During this time he also served as president through January 1997 and as chairman from May 1995 to November 1998. He was named president and chief executive officer of the Company in November 1998 following the Merger. Mr. Kovacevich also serves as a director of Cargill, Incorporated, Dayton Hudson Corporation, Northern States Power

Company, and ReliaStar Financial Corp. Mr. Kovacevich became a director of the former Norwest in 1986.

Richard D. McCormick Mr. McCormick, 58, has been chairman of the board of U S WEST, Inc., a telecommunications and data networking company in Denver, Colorado, since June 1998. Before June 1998, when MediaOne Group was separated from U S WEST, Inc., he had been chairman, president, and chief executive officer since 1992 of their former parent company, also called U S WEST, Inc. Mr. McCormick also serves as a director of Concept Five Technologies, U S WEST, Inc., United Airlines Corporation, and United Technologies Corporation. He became a director of the former Norwest in 1983.

Cynthia H. Milligan Ms. Milligan, 52, became dean of the College of Business Administration at the University of Nebraska-Lincoln in June 1998. From 1991 to 1998, she was president and chief executive officer of Cynthia Milligan & Associates in Lincoln, Nebraska, a consulting firm to financial institutions. Ms. Milligan also serves as a director of The Gallup Organization. She became a director of the former Norwest in 1992.

Benjamin F. Montoya Mr. Montoya, 63, has been president and chief executive officer of Public Service Company of New Mexico, a public utility in Albuquerque, New Mexico, since August 1993. He is also a director of Brown and Caldwell, The Environmental Company, Furrs Corp., and Public Service Company of New Mexico. Mr. Montoya became a director of the former Norwest in 1996.

Philip J. Quigley Mr. Quigley, 56, had been chairman, president, and chief executive officer since 1994 of Pacific Telesis Group, a telecommunications holding company, prior to his retirement in December 1997. From 1987 to 1994, he was president and chief executive officer of Pacific Bell, the California operating subsidiary of Pacific Telesis Group. Mr. Quigley also serves as a director of SRI International. Mr. Quigley became a director of the former Wells Fargo in 1994.

Donald B. Rice Mr. Rice, 59, has been president, chief executive officer, and a director of UroGenesys, Inc., a biotechnology research and development company in Santa Monica, California, since 1996. He was president, chief operating officer, and a director of Teledyne, Inc. from 1993 to 1996, and Secretary of the Air Force from 1989 to 1993. He is also a director and serves as chairman of the board of Scios, Inc., and a director of Vulcan Materials Company and Unocal Corporation. Mr. Rice served as a director of the former Wells Fargo from 1980 to 1989, and rejoined the board of the former Wells Fargo in 1993.

Ian M. Rolland Mr. Rolland, 65, retired in June 1998 as chief executive officer of Lincoln National Corporation, an insurance holding company in Fort Wayne, Indiana, where he continued as chairman of the board until December 1998. He had been chief executive officer of the company since 1977. Mr. Rolland also serves as a director of Bright Horizons Family Solutions, Inc., Lincoln National Corporation, NIPSCO Industries, Inc., and Tokheim Corporation. He became a director of the former Norwest in 1993.

Judith M. Runstad Ms. Runstad, 54, is of counsel to Foster Pepper & Shefelman PLLC, a law firm in Seattle, Washington, and was a partner of the firm from 1979 to 1998. She specializes in real estate development, land use and environmental law. She is also a director of SAFECO Corporation. Ms. Runstad became a director of the former Wells Fargo in May 1998.

Susan G. Swenson Ms. Swenson, 50, has been president and chief executive officer of Cellular One, a cellular telecommunications company in South San Francisco, California, since 1994. From 1979 to 1994, she held various operating positions within Pacific Telesis Group, including president of PacTel Cellular for two and a half years and general manager of Pacific Bell's second largest operating area for one year. She is also a director of General Magic, Inc. and Working Assets Funding Service. Ms. Swenson became a director of the former Wells Fargo in 1994.

Daniel M. Tellep Until his retirement at the end of 1996, Mr. Tellep, 67, served during 1996 as chairman of the board and during 1995 as chairman of the board and chief executive officer of Lockheed Martin Corporation, an aerospace manufacturer created by merger in 1995 and based in Bethesda, Maryland. He had been chairman and chief executive officer of Lockheed Corporation from 1989 until the merger. He is also a director of Edison International and Southern California Edison Company. Mr. Tellep had been a director of First Interstate Bancorp from 1991 until 1996, when he joined the board of the former Wells Fargo.

Chang-Lin Tien Mr. Tien, 63, holds the NEC Distinguished Professor of Engineering chair at the University of California, Berkeley, where he was chancellor from 1990 to 1997. He is also a director of AirTouch
Communications, Inc., Chevron Corporation, and Raychem Corporation. Mr. Tien became a director of the former Wells Fargo in 1990.

Michael W. Wright Mr. Wright, 60, has been chairman, president, and chief executive officer of SUPERVALU INC., a food distributor and retailer in Minneapolis, Minnesota, since 1982. He also serves as a director of Cargill, Incorporated, Honeywell, Inc., S. C. Johnson & Son, Musicland Stores Corporation, and SUPERVALU INC. Mr. Wright became a director of the former Norwest in 1991.

John A. Young Mr. Young, 66, retired in 1992 as president, chief executive officer, and a director of Hewlett-Packard Company, a manufacturer of computers and peripheral equipment based in Palo Alto, California. He had held these positions since 1978. He is a director of Affymetrix Corp., Chevron Corporation, International Integration, Inc., Lucent Technologies, Novell, Inc., and SmithKline Beecham PLC. Mr. Young became a director of the former Wells Fargo in 1977.

                     THE BOARD OF DIRECTORS AND COMMITTEES
Meetings

  The Board of Directors held six regular and one special meeting during 1998. The Board has established committees, including committees with audit, compensation, and nominating responsibilities, that also met during 1998. Director attendance at these meetings averaged 94% during 1998. Each director, except Ms. Engel and Mr. Rolland, attended 75% or more of the total number of Board and committee meetings on which he or she served.

Committees

 Audit and Examination Committee

   Members:              Philip J. Quigley (Chair)    Cynthia H. Milligan
                         J. A. Blanchard III          Benjamin F. Montoya
                         David A. Christensen         Judith M. Runstad
                         William S. Davila            Susan G. Swenson
                         Reatha Clark King            Chang-Lin Tien

   Purpose: Recommends independent auditors for the Company to the Board of Directors.


                         Reviews the scope and results of the audit engagement with the independent auditors; the scope, frequency, and results of internal audits and examinations; the adequacy of internal accounting controls; bonding and insurance coverage; and examination reports.

   Number of Meetings
     in 1998:
                         Three

 Board Affairs Committee

   Members:              Donald B. Rice (Chair)       William A. Hodder
                         J. A. Blanchard III          Philip J. Quigley
                         Edward M. Carson             Michael W. Wright
                         David A. Christensen         John A. Young

   Purpose: Provides advice and assistance relating to corporate governance, the organization and function of the Board and its committees, selection of members for the Board and appointments to its committees, and director compensation.

                         Reviews and makes recommendations on matters relating to the effectiveness of the Board, including the Board meeting schedule, its agenda, and information provided to the Board.

                         The Committee Chair also determines the agenda for, and presides at executive sessions of the Board at which management directors are not present other than sessions involving executive compensation, at which the Chair of the Human Resources Committee presides.

                         As part of its nominating responsibilities, the Board Affairs Committee will consider qualified nominees recommended by a stockholder if the recommendation is made in writing to the Secretary of the Company no later than the December 31 before the annual meeting. Any recommendation must include sufficient information to enable the Committee to evaluate the qualifications of the proposed nominee.

   Number of Meetings
     in 1998:
                         Three

 Credit Committee

   Members:              David A. Christensen (Chair) Philip J. Quigley
                         J.A. Blanchard III           Susan G. Swenson
                         Edward M. Carson             Daniel M. Tellep
                         Susan E. Engel               Michael W. Wright
                         Reatha Clark King            John A. Young

   Purpose: Reviews credit policies and examination reports, trends in domestic and international loans outstanding, the adequacy of the allowance for credit losses, and the Company's Community Reinvestment Act activities.

   Number of Meetings
     in 1998:
                         Three

 Finance Committee

   Members:              Richard D. McCormick (Chair) Benjamin F. Montoya
                         Michael R. Bowlin            Ian M. Rolland
                         William S. Davila            Judith M. Runstad
                         Susan E. Engel               Daniel M. Tellep
                         Cynthia H. Milligan          Chang-Lin Tien

   Purpose: Reviews and makes recommendations to the Board regarding annual and long-term financial plans, including proposed debt and equity issues and dividends.

                         Reviews policies regarding capital structure and investment portfolio composition.

   Number of Meetings
     in 1998:
                         Three

 Human Resources Committee

   Members:              Michael W. Wright (Chair)    Donald B. Rice
                         Michael R. Bowlin            Ian M. Rolland
                         William A. Hodder            Daniel M. Tellep
                         Richard D. McCormick         John A. Young

   Purpose: Approves compensation arrangements for senior management.

                         Recommends adoption of benefit and compensation plans to the Board and approves plan awards to senior management.

                         Monitors and evaluates management succession plans.

                         The Committee Chair also coordinates the evaluation of the Chief Executive Officer and presides at executive sessions of the Board at which this evaluation is discussed.

   Number of Meetings
     in 1998:
                         Four

Director Compensation

  Annual Compensation. Half of the annual retainer for non-employee directors is paid in common stock under the Directors' Formula Stock Award Plan discussed below under "Directors' Formula Plan." Within five years after joining the Board, directors are expected to own common stock having a value equal to five times the cash portion of the annual retainer. For the period January 1 until the Merger on November 2, 1998, each non-employee director who served on the Board of the Company received a cash retainer at an annual rate of $30,000 plus $1,500 for each Board or committee meeting attended. Effective November 2, 1998, the annual cash retainer was set at $32,000. The Chairs of the Audit and Examination, Board Affairs, Credit, Finance, and Human Resources Committees were paid an additional fee of $5,000.

  Directors' Formula Plan. The Directors' Formula Stock Award Plan pays non-employee directors for their services in shares of Company common stock.

  Under this plan, a non-employee director who is on the Board at the end of a year will receive on February 1 of the following year an award of shares of Company common stock equal in value to the cash portion of the annual retainer in effect on the immediately preceding January 1. Stock awards to non-employee directors who serve less than a full year are prorated.

  Each director's award for 1998 services was based on the number of months he or she served on the Board of the Company and the $32,000 cash retainer in effect on January 1, 1999. On February 1, 1999, as payment for services in 1998, each person who had been a non-employee director of the Company before the Merger received 942 shares of Company common stock, except for Susan E. Engel, who joined the Board in May 1998 and received 628 shares. Each non-employee director who had served on the board of directors of the former Wells Fargo and became a director of the Company after the Merger received 157 shares.

  Directors' Stock Option Plan. Under this plan, each non-employee director elected or re-elected at the annual meeting of stockholders will receive an option valued at $25,000 to purchase Company common stock, at an option exercise price equal to the market value of the common stock at the date of the stockholders' meeting. Non-employee directors joining the Board at other times will receive stock options with a prorated value. The options become exercisable six months after grant and remain exercisable for ten years. Directors who exercise an option under the plan by delivering shares of previously owned common stock are granted a reload option. A reload option allows the director to purchase the same number of whole shares of common stock, at their fair market value on the date the original option is exercised, as were used to pay the option exercise price. A reload option is exercisable at any time during the remaining term of the original option. The first option grants under this plan will be made to those persons elected directors at the 1999 annual meeting.

  Directors' Retirement Plans. All directors' credited service under the former Norwest directors' retirement plan and the former Wells Fargo directors' retirement plan was frozen as of November 2, 1998. Directors who were participants in either plan have a one-time right to convert the accrued value of their benefit under the plans (equal to their actual service times the current annual cash retainer) into phantom shares of Company common stock under the deferral plan described below. If no conversion election is made, a director who participated in either plan will receive upon retirement a payout based on the cash retainer in effect as of the director's retirement date and up to ten years of his or her actual service as of November 2, 1998.

  Deferral Plans. Non-employee directors may defer all or part of their annual retainer, meeting fees, formula stock awards, and gains from the exercise of stock options using previously owned stock. Until June 30, 1999, non-employee directors also have the one-time right to defer accrued benefits under the directors' retirement plans described above. The annual retainer and meeting fees may be deferred into either an interest-bearing account or phantom shares of Company common stock with dividends reinvested. All other deferrals may be made only into phantom shares of Company common stock with the reinvestment of dividends. Deferred amounts are paid in the same form in which they are invested, either in a lump sum or in installments, at the election of the director.

  Consulting Agreement and Other Transactions with Certain Directors. The Company has entered into a consulting agreement with Chang-Lin Tien for a yearly fee of $200,000. Under the agreement, Mr. Tien agrees to advise the Company on its international marketing strategies and to serve on the board of directors of Shanghai Commercial Bank Limited, in which the Company has a 20% interest. The agreement is terminable at any time by either party.

  Edward M. Carson, who is a director of the Company, is a retired chairman of the board of First Interstate Bancorp, a predecessor of the former Wells Fargo. At the time of his retirement, First Interstate agreed to provide Mr. Carson with office space and secretarial services for his personal use and to reimburse him for the cost of two club memberships. The Company acquired these obligations as a result of the Merger. Benjamin F. Montoya, who is also a director of the Company, received $1,000 in 1998 for serving as a community (advisory) director of Norwest Bank New Mexico, N.A.

          COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The table below shows, as of February 28, 1999, the shares of common stock beneficially owned by, and phantom common shares credited to accounts for, current directors, executive officers named in the Summary Compensation Table on page 22 of this proxy statement, and all directors and executive officers as a group.

                                      Amount and Nature of Ownership(1)
                          ---------------------------------------------------------
                                (a)                (b)            (c)       (d)
                                           Options Exercisable  Phantom
                          Shares of Common  within 60 Days of   Shares
          Name             Stock(2)(3)(4)        2/28/99        (5)(6)     Total
          ----            ---------------- ------------------- --------- ----------
Les Biller..............       471,636            833,729        282,526  1,587,891
J.A. Blanchard III......         2,108                 --          5,406      7,514
Michael R. Bowlin.......         1,067             19,160             --     20,227
Edward M. Carson........       138,739             15,000             --    153,739
David A. Christensen....        21,164                 --         57,036     78,200
William S. Davila.......        29,407             35,730         10,662     75,799
Susan E. Engel..........         1,000                 --          1,268      2,268
Paul Hazen..............     1,278,663          1,669,790             --  2,948,453
William A. Hodder.......        21,564                 --         51,885     73,449
Rodney L. Jacobs........       262,964            773,530             --  1,036,494
Reatha Clark King.......        16,598                 --          3,042     19,640
Richard M. Kovacevich...     1,191,292          1,935,701         99,210  3,226,203
Richard D. McCormick....        21,516                 --         14,481     35,997
Cynthia H. Milligan.....         4,964                 --          3,469      8,433
Benjamin F. Montoya.....           323                 --          6,625      6,948
Kenneth R. Murray.......       674,843            652,959        125,999  1,453,801
Philip J. Quigley.......        17,487             34,340          4,733     56,560
Donald B. Rice..........        73,357             15,000             --     88,357
Ian M. Rolland..........        12,474                 --         11,999     24,473
Judith M. Runstad.......         2,187                 --             --      2,187
Susan G. Swenson........         2,157             21,680             --     23,837
Daniel M. Tellep........         4,487             26,730             --     31,217
Chang-Lin Tien..........         1,157             54,880         30,741     86,778
Michael W. Wright.......         7,438                 --         22,568     30,006
John A. Young...........        11,377             74,150             --     85,527
All directors and execu-
 tive officers as a
 group (37 individu-
 als)...................     6,137,425         10,032,474      1,025,746 17,195,645

--------

(1) Each individual and all directors and executive officers as a group own less than 1% of the Company's outstanding shares of common stock. Except as may otherwise be stated in the footnotes below, each director and executive officer has sole voting and investment power for all shares of common stock shown opposite his or her name.

(2) Includes shares of restricted stock held by certain executive officers as follows: Les Biller, 20,000 shares; Paul Hazen, 289,934 shares; Richard M. Kovacevich, 158,094 shares.

(3) Amounts include shares of common stock allocated to the accounts of executive officers under the Norwest Corporation Savings Investment Plan or to executive officers and a director under the Wells Fargo & Company Tax Advantage and Retirement Plan as of December 31, 1998.

(4) Share amounts for the following directors and executive officers and for all directors and executive officers as a group include certain shares over which they may have shared voting and investment power: Les Biller, 132,682 shares held by his spouse and 52,753 shares held in a trust of which he is a beneficiary; Michael R. Bowlin, 1,067 shares held in a trust for which he is co-trustee; Edward M. Carson, 130,157 shares held in a trust for which he is co-trustee; William S. Davila, 28,407 shares held in a trust for which he is co-trustee; Rodney L. Jacobs, 221,330 shares held in a trust for which he is co-trustee; Richard M. Kovacevich, 4,324 shares held by his spouse and 3,117 held in a revocable trust for his children for which he is co-trustee; Kenneth R. Murray, 740 shares held by his spouse and 141,484 held in trusts in which he has a direct or indirect beneficial interest; Philip J. Quigley, 17,487 shares held in a trust for which he is co-trustee; Donald B. Rice, 1,520 shares held by his spouse; Judith M. Runstad, 2,000 shares held by her spouse; John A. Young, 7,377 shares held in a trust for which he is co-trustee; for all directors and executive officers as a group, 321,385 shares held by members of his or her immediate family and 836,094 shares held in trust.

(5) Amounts include phantom shares credited to the accounts of those executive officers of the Company who were also employees of the former Norwest or the Company's mortgage lending subsidiary as of December 31, 1998, pursuant to deferrals made under the terms of various compensation and deferral plans maintained by the Company.

(6) Amounts include phantom shares credited as of February 28, 1999, to Deferred Stock Accounts for non-employee directors under deferral provisions contained in the various plans for the directors described above under "Director Compensation."

                            EXECUTIVE COMPENSATION

                 (How the Company Pays Its Executive Officers)

Report of the Human Resources Committee on Executive Compensation

  Each year, the Board's Human Resources Committee (the "Committee") determines the compensation to be paid to the Company's Chief Executive Officer and other executive officers, including those named in the Summary Compensation Table (page 22). Following the Merger, the Committee expanded its membership to include four directors who were members of the former Wells Fargo Management Development and Compensation Committee. This report discusses the Committee's objectives and the procedures used to determine 1998 compensation for the Chief Executive Officer and the four other executive officers listed in the Summary Compensation Table.

Objectives

  The Committee's compensation policies have two goals: first, to help the Company compete with the largest banking institutions and other large corporations in the United States in attracting and retaining highly qualified individuals as executive officers, and second, to pay executive officers based on their contributions to the Company's performance. The Committee has adopted its "Performance-Based Compensation Policy" (the "Policy") to comply with
Section 162(m) of the Internal Revenue Code. This law places limits on tax deductions for annual compensation expense in excess of $1,000,000 to certain highly paid executive officers. These deduction limits do not apply if:

 .  The amount of the compensation is subject to a maximum;

 .  The executive officer has met pre-established business performance goals;
    and

 . The maximum compensation amount and the business criteria on which the performance goals are based have been approved by stockholders.

  The Policy, which contains these business criteria and the maximum compensation amount, was originally approved by stockholders at the 1994 annual meeting, and was amended and reapproved by stockholders at the 1998 annual meeting.

  The Committee based 1998 annual incentive compensation for the executive officers named in the Summary Compensation Table, including the Chief Executive Officer, on each executive officer's achieving one or more pre-established performance goals, subject to the maximum compensation amount in the Policy. As a result of the Merger, certain executive officers of the former Wells Fargo became executive officers of the Company and are included in the Summary Compensation Table. These executive officers, and their 1998 compensation, were also subject to the Policy. The Policy and the procedures used by the Committee to make incentive compensation awards are discussed in greater detail in this report under the heading "Executive Officer Compensation--Annual Compensation."

Executive Officer Compensation

  Compensation for the executive officers named in the Summary Compensation Table consists of annual compensation (base salary and an incentive compensation award under the Policy) and long-term compensation. The Committee sets base salary ranges for executive officers using available compensation data for the prior year from a comparison group of banking organizations. The Committee also awards annual incentive compensation under the Policy and long-term compensation in the form of stock options under the Company's Long-Term Incentive Compensation Plan (the "LTICP") to the executive officers named in the Summary Compensation Table. The following discussion applies generally to the 1998 annual salary, incentive compensation, and long-term compensation for Mr. Kovacevich, as Chief Executive Officer of the Company. A more complete description of Mr. Kovacevich's 1998 compensation can be found under the heading "Chief Executive Officer" below.

  Of the five executive officers named in the Summary Compensation Table, Richard M. Kovacevich, Les Biller, and Kenneth R. Murray were executive officers of the Company before the Merger. Paul Hazen and Rodney L. Jacobs, who were executive officers of the former Wells Fargo, each entered into employment agreements with the Company in connection with the Merger and became executive officers of the Company. Mr. Hazen's employment agreement provides for base salary and annual incentive compensation and is discussed in detail on pages 28 and 29 of the proxy statement.

  Annual Compensation. To establish base salaries and determine final annual incentive compensation awards under the Policy, the Committee considered available competitive compensation data from a comparison group (the "Comparison Group"). The Comparison Group for 1998 was selected from banking organizations included in the "Peer Group Index" used in the performance graph that appears in the proxy statement for the 1998 annual meeting of stockholders/1/. For compensation purposes in 1999 and subsequent years, the Committee has re-defined the Comparison Group as the 15 largest publicly-traded bank holding companies based on total market capitalization. The Committee considers that these banking organizations, based on their size and prominence in the financial services market, more closely compete with the Company for talented management, and thus set the competitive compensation levels the Company must consider in order to retain and attract talented management.
--------

1 The Comparison Group, for purposes of 1998 compensation, consisted of the following 27 banking organizations: BB&T Corporation, BankAmerica Corporation, BankBoston Corporation, Bank One Corporation, The Bank of New York Company, Inc., The Chase Manhattan Corporation, Comerica Incorporated, Fifth Third Bancorp, First Union Corporation, Fleet Financial Group, Inc., Huntington Bancshares, Incorporated, KeyCorp, Mellon Bank Corporation, Mercantile Bancorporation, Inc., National City Corporation, Northern Trust Corporation, PNC Bank Corp., Regions Financial Corporation, Republic New York Corporation, State Street Corporation, SouthTrust Corporation, Summit Bancorp., SunTrust Banks, Inc., Union BanCal Corporation, U.S. Bancorp, Wachovia Corporation, and Wells Fargo & Company. The "Peer Group Index," for purposes of the performance graph included in the Company's annual proxy statement, is defined as the 35 largest publicly-traded banking organizations (ranked based on their total assets on December 31 of the immediately preceding year). Information on total assets is obtained from year-end financial results published by these organizations. (See page 21 for a listing of the banking organizations constituting the 1998 Peer Group Index for purposes of the performance graph.) Although most of the banking organizations in the Comparison Group are also included in the 1998 Peer Group Index, the two groups are not identical. The differences reflect changes in the banking organizations included in the Peer Group Index due to mergers occurring or announced in 1998, and the fact that 1998 salary and incentive compensation decisions are made before the 1998 Peer Group Index can be determined. They also reflect the Committee's decision in 1994 to eliminate J.P. Morgan & Co. Incorporated and Bankers Trust Corporation from the Comparison Group for future incentive compensation purposes, because the business mix of such banking organizations is not, in the Committee's judgment, comparable to the businesses of the Company.

  Base Salaries. Mr. Kovacevich, as the Company's Chief Executive Officer, recommends the individual base salaries for all other executive officers. The Committee approves base salaries for these executive officers and sets Mr. Kovacevich's base salary. The Company agreed to pay Mr. Hazen a base salary for 1998 and for each subsequent year during the term of his employment agreement equal to that set by the Committee for the Chief Executive Officer. For other executive officers, salaries are reviewed each year and adjusted periodically, typically at intervals of 12 months or more. The Committee adjusts salaries after considering the relationship of the executive officer's current salary to the base salary range for the position and after its subjective evaluation of the executive officer's overall performance. Base salaries paid in 1998 to executive officers named in the Summary Compensation Table were near the median of estimated base salaries paid by the banking organizations in the Comparison Group.

  Incentive Compensation. The Policy governs annual incentive compensation for each "covered executive officer." The Policy defines a "covered executive officer" as an individual who, on the last day of a taxable year, is the Chief Executive Officer of the Company or is acting in such capacity or is among the four highest paid executive officers (other than the Chief Executive Officer) of the Company determined under Securities and Exchange Commission rules. Each person named in the Summary Compensation Table is a covered executive officer under the Policy.

  Under the Policy, payment of an incentive compensation award to a covered executive officer depends upon achievement of one or more performance goals. The Committee establishes these goals in writing at the beginning of each year. The Committee has the discretion under the Policy to reduce the incentive compensation award to a covered executive officer from the maximum award permitted by the Policy, even though the officer may have met the performance goals. In exercising this discretion, the Committee reviews available competitive market data from the prior year and reasonable estimates of incentive compensation to be paid by the banking organizations in the Comparison Group to their executive officers for the most recently completed year. To set the Chief Executive Officer's incentive compensation award, the Committee also considers the quality of the Company's earnings based on the factors discussed below under the heading "Chief Executive Officer." For covered executive officers other than the Chief Executive Officer, the Committee also reviews the Chief Executive Officer's recommendations.

  For 1998, the Committee established alternative performance goals for Mr. Kovacevich as Chief Executive Officer and for each other covered executive officer. These performance goals were based on the Company's "Earnings Per Share" and "Return on Realized Common Equity," as defined in the Policy. Mr. Hazen and Mr. Jacobs, as covered executive officers of the Company, were subject to the Policy and the performance goals set by the Committee. The Committee also established an additional performance goal for Kenneth R. Murray based on the "Business Unit Net Earnings" of the business unit managed by him.

  The maximum amount of an incentive compensation award payable under the Policy for any year to any covered executive officer who has met one or more of his or her pre-established performance goals may not be greater than eight-tenths of one percent (0.8%) of the Company's Net Income/2/ for the year. Based on the Company's 1998 Net Income of $1.472 billion, as adjusted pursuant to the

Policy, the maximum incentive compensation award payable under the Policy would have been $11,776,000 (0.8% of $1.472 billion).

  For 1998, each covered executive officer, including Mr. Kovacevich, met one or more of his performance goals. Based on the Committee's certification that one or more performance goals established by the Committee were met, its review of projected 1998 executive officer incentive compensation data from the Comparison Group, and recommendations of the Chief Executive Officer, the Committee awarded to each executive officer named in the Summary Compensation Table an incentive award under the Policy. Each incentive award consists of cash in the amount shown for 1998 in column (d) and, for Mr. Kovacevich and Mr. Hazen, shares of restricted stock having the market value shown for 1998 in column (f) of the Summary Compensation Table. No covered executive officer, including the Chief Executive Officer, received the maximum incentive compensation award under the Policy. The Committee exercised its negative discretion to establish Mr. Hazen's annual incentive compensation award for 1998 using the same factors it evaluated in connection with Mr. Kovacevich's annual incentive compensation
--------

2 For purposes of the Policy, the term "Net Income" means the Company's net income as reported in the Company's consolidated financial statements for the applicable year adjusted to eliminate the effect of (1) restatements of prior periods' financial results relating to an acquisition accounted for as a pooling of interests; (2) losses resulting from discontinued operations;
  (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles; and (5) any other unusual, non-recurring gain or loss which is separately identified and quantified in the Company's financial statements. Net Income for 1998, in accordance with the Policy, was adjusted to eliminate the effect of pooling-of-interests accounting on prior period financial results relating to the acquisition of the former Wells Fargo and of $1.0 billion of merger-related expenses identified in the Company's 1998 consolidated financial statements.

award. These factors are discussed under the heading "Chief Executive Officer" below.

  Long-Term Compensation. Long-term compensation is provided in the form of stock options granted under the LTICP. The purpose of long-term compensation is to increase management ownership of stock and to provide an incentive to executive officers to improve the long-term performance of the Company. Stock options granted by the Committee to covered executive officers under the LTICP are considered performance-based compensation under Section 162(m) of the Internal Revenue Code and are not subject to the Policy. Each executive officer is assigned stock ownership goals to be met by specified dates. Executive officers achieve these goals primarily by exercising stock options and retaining a substantial portion of the stock acquired. Once the basic ownership level is met, the goal continues to increase each time an executive officer exercises a stock option or a restricted stock grant vests. All executive officers named in the Summary Compensation Table have exceeded their ownership goals.

  In determining original option grants, the Committee considers the number of shares of common stock owned by the executive officer compared to the executive officer's ownership goal and the stock option grant practices of the Comparison Group at the time of grant. Prior to 1999, the Committee made original grants of stock options every three years. Beginning in 1999, the Committee expects to make original stock option grants annually. If the executive officer does not meet his or her stock ownership goal, the number of stock options granted by the Committee to the executive officer in the future will be less than banking organizations in the Comparison Group would grant to their executive officers with comparable positions. The Committee also encourages executive officers to achieve their stock ownership goals by including in original option grants a reload feature. If the optionee exercises the original option by delivering shares of previously owned common stock to pay for the option shares, the optionee receives a reload option. Under a reload option, the optionee can purchase the same number of whole shares of stock, at their fair market value on the date the original option is exercised, as were used to pay the option exercise price and related taxes. Reload options are exercisable at any time during the remaining term of the original option. Reload options allow the exercise of the original option early in its term while preserving the executive officer's opportunity for future appreciation in the shares delivered to exercise the original option. The Committee believes that the reload feature encourages executive officers to acquire and retain the Company's stock.

  Except for Paul Hazen, none of the executive officers named in the Summary Compensation Table received original option grants under the LTICP in 1998. Les Biller and Kenneth R. Murray received reload options in 1998 because they exercised original stock options granted prior to 1998 that had the reload feature. The reload options granted to these executive officers appear in the table headed "Option/SAR Grants in Last Fiscal Year" (page 24). On November 2, 1998, Mr. Hazen received an option grant to acquire 500,000 shares of the Company's common stock pursuant to the terms of his employment agreement.

  Other Compensation. Executive officers also receive various perquisites and supplemental retirement benefits of a type and value comparable to those made available to executive officers of Comparison Group banking organizations. They also receive retirement and medical benefits generally available to the Company's employees.

  Chief Executive Officer. The Committee determined Mr. Kovacevich's 1998 salary based on the salary procedures described above for covered executive officers. With respect to

Mr. Kovacevich's incentive award under the Policy, the Committee certified that Mr. Kovacevich had met his performance goal based on the Company's 1998 Return on Realized Common Equity, as determined pursuant to the Policy. The Committee concluded that Mr. Kovacevich was eligible to receive the maximum incentive compensation award under the Policy, but used its discretion to reduce the award.

  In exercising its discretion, the Committee evaluated the quality of the Company's earnings based on its review of the following factors: return on realized common equity, return on assets, earnings per share growth, efficiency ratio (including a review of these factors on a "cash return" basis), non-performing assets and loan loss reserves as a percentage of assets, and Tier 1 capital. To evaluate the Company's overall performance for purposes of determining Mr. Kovacevich's incentive award under the Policy, the Committee also compared the Company's performance (adjusted for approximately $1.15 billion in Merger-related and other charges incurred in the fourth quarter of 1998 and approximately $320 million of loan losses primarily in Island Finance, a consumer finance subsidiary of the Company) to that of banking organizations included in the Comparison Group using these same factors. The Committee noted particularly that the Company's performance as adjusted was in the top quartile of the Comparison Group with earnings per share growth of 18%, cash return on common equity of 31.76%, and cash return on assets of 1.92%. The Committee ultimately exercised its discretion to set Mr. Kovacevich's 1998 incentive award based on (a) its subjective evaluation of the Company's overall performance and the quality of its earnings compared to the performance of the Comparison Group using the factors described above, and

(b) the aggregate compensation paid by Comparison Group banking organizations to their chief executive officers.

  Based on Mr. Kovacevich's achievement of his performance goal, and the Committee's exercise of its discretion under the Policy, the Committee awarded incentive compensation for 1998 to Mr. Kovacevich of $4,500,000, of which $3,000,000 was paid in cash and $1,500,000 was paid in the form of 39,934 shares of restricted stock (valued based on a closing market price of $37.5625 on February 22, 1999, the trading day preceding the date of the award). These shares vest over a five-year period, with the restrictions ending in 2002 for 30% of the shares, in 2003 for an additional 30% and in 2004 for the remaining shares. Mr. Kovacevich will forfeit any unvested portion of his restricted stock award unless he remains employed by the Company or an affiliate until the applicable restrictions terminate. This forfeiture provision does not apply if Mr. Kovacevich's employment with the Company ends because of his death, disability, retirement, or a change in control of the Company. Until the restrictions on these shares end, Mr. Kovacevich is entitled to vote and receive dividends on the restricted shares but may not sell or otherwise transfer them. The portion of Mr. Kovacevich's incentive compensation award under the Policy made in the form of restricted shares is governed by the provisions (other than the provisions dealing with computation of the award) of the LTICP.

     Members of the Committee:
            Michael W. Wright, Chair
            Michael R. Bowlin
            William A. Hodder
            Richard D. McCormick
            Donald B. Rice
            Ian M. Rolland
            Daniel M. Tellep
            John A. Young

                           STOCK PERFORMANCE GRAPHS

  The stock performance graphs presented below compare the cumulative total return on the Company's common stock for the five- and ten-year periods ended December 31, 1998, with the cumulative total returns for the same periods on the S&P 500 Index, the Keefe, Bruyette and Woods 50 Total Return Index (the "KBW 50 Index"), and the "Peer Group Index" described below.

  Prior to the Merger, the former Norwest used an index of the stock performance of a peer group consisting of the 35 largest bank holding companies ranked by total assets as of the end of the prior year (the "Peer Group Index") for purposes of the stock performance graph that appeared in its proxy statement. The former Wells Fargo used the KBW 50, a published banking industry index prepared by an investment banking firm, for its stock performance graph. Following the Merger, the Company has elected to measure the cumulative return on its common stock against that of the banking organizations included in the KBW 50 and to discontinue using the Peer Group Index. The Company believes that the total return on the stock of the 50 bank holding companies in a published index like the KBW 50 represents a more comprehensive and accessible indicator against which to measure the performance of the Company's common stock. However, as required by the rules of the Securities and Exchange Commission, each graph shown below includes a comparison of the cumulative total return on the Company's common stock with the cumulative total returns of the Peer Group Index for the indicated periods. The banking organizations in the 1998 Peer Group Index are listed following the stock performance graphs.

  The cumulative total stockholder return computations in the graphs assume the investment of $100 in Company common stock, the S&P 500 Index, the KBW 50 Index and the Peer Group Index for the periods indicated and the reinvestment of all dividends. For purposes of these graphs, the stock performance used to compute total stockholder return for the Company is the stock performance of the former Norwest, as the ongoing company after the Merger.


                             [GRAPH APPEARS HERE]


                        1993   1994    1995    1996    1997    1998
                      ---------------------------------------------
Wells Fargo             $100     99     144     195     355     373
S&P 500                 $100    101     140     171     229     294
KBW 50                  $100     95     152     206     315     341
Peer Group              $100     93     143     199     300     331

                             [GRAPH APPEARS HERE]


                1988   1989    1990    1991    1992    1993    1994    1995    1996     1997     1998
Wells Fargo     $100    145     140     255     310     360     355     517     701    1,275    1,340
S&P 500         $100    132     128     168     179     197     200     275     338      451      580
KBW 50          $100    119      85     135     172     182     173     276     391      571      619
Peer Group      $100    122     100     176     225     233     217     333     462      699      769



  For purposes of the above graphs, the banking organizations in the 1998 Peer Group Index are: BankAmerica Corporation; The Chase Manhattan Corporation; Bank One Corporation; J.P. Morgan & Co. Incorporated; First Union Corporation; Wells Fargo & Company; Bankers Trust Corporation; Fleet Financial Group, Inc.; SunTrust Banks, Inc.; National City Corporation; KeyCorp; PNC Bank Corp.; U.S. Bancorp; BankBoston Corporation; Wachovia Corporation; The Bank of New York Company, Inc.; Mellon Bank Corporation; Republic New York Corporation; State Street Corporation; Firstar Corporation; SouthTrust Corporation; Regions Financial Corporation; Comerica Incorporated; Mercantile Bancorporation Inc.; BB&T Corporation; Summit Bancorp.; UnionBanCal Corporation; Union Planters Corporation; Fifth Third Bancorp; Huntington Bancshares Incorporated; Northern Trust Corporation; MBNA Corporation; Popular, Inc.; First Security Corporation; and Marshall & Ilsley Corporation.

Compensation Tables and Information

  The table below shows the cash and non-cash compensation paid to the Chief Executive Officer and the four next highest paid executive officers of the Company for the last three years. The compensation shown for Paul Hazen and Rodney L. Jacobs for the years 1996 through 1998 is compensation paid to them in 1996 and 1997, and for part of 1998, by the former Wells Fargo. During that time, Mr. Hazen served as Chairman and Chief Executive Officer, and as President from July 1997 to May 1998, and Mr. Jacobs served as Vice Chair and as President from May 1998 to October 1998.

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                          Annual Compensation                     Awards
                                  ------------------------------------ ----------------------------
                                                                                        Securities
                                                          Other annual Restricted stock underlying   All other
                                                          compensation     award(s)      options/   compensation
Name and principal position  Year Salary ($) Bonus ($)(1)    ($)(2)      ($)(3)(4)(5)   SARs (#)(5)    ($)(6)
            (a)              (b)     (c)         (d)          (e)            (f)            (g)         (i)
---------------------------  ---- ---------- ------------ ------------ ---------------- ----------- ------------
Richard M. Kovacevich...     1998  $925,000   $3,000,000    $68,747       $1,500,000           -0-    $193,500
President and Chief          1997   900,000    2,300,000     86,111        1,632,313     1,720,844     186,000
Executive Officer            1996   900,000    2,200,000     39,290          814,000       588,706     185,220
Paul Hazen..............     1998   862,500    3,000,000      8,059       10,796,875       881,000      89,583
Chairman                     1997   850,000    2,000,000      7,828              -0-       218,300      85,000
                             1996   850,000    2,000,000     11,478              -0-       295,600      84,583
Les Biller..............     1998   525,417    2,500,000     13,896              -0-       236,405     143,125
Vice Chairman and            1997   510,833    1,860,000    162,545              -0-       890,478      93,425
Chief Operating Officer      1996   465,000    1,046,250     31,293          508,750       229,982      90,675
Rodney L. Jacobs........     1998   570,833    2,000,000     15,309              -0-       213,300      57,083
Vice Chairman and            1997   425,000    1,000,000     14,867              -0-        65,500      42,500
Chief Financial Officer      1996   425,000      750,000     19,188              -0-       118,300      41,667
Kenneth R. Murray.......     1998   465,833    1,457,000     83,674              -0-       100,976     102,470
Group Executive Vice         1997   460,000    1,242,000     21,149              -0-       672,434      89,700
President                    1996   451,667    1,035,000     26,677              -0-           -0-      86,500

--------

(1) The amounts shown for 1998 represent that part of the 1998 incentive compensation awards paid in cash under the Performance-Based Compensation Policy. This policy is discussed above in the Report of the Human Resources Committee on Executive Compensation on pages 14 through 19.

(2) The amounts shown include (i) for the years 1996-1998, reimbursements to each named executive officer for the payment of taxes on perquisites, and for Mr. Jacobs, a cash car allowance, and (ii) perquisites and other personal benefits totaling more than $50,000 received by Messrs. Kovacevich, Biller, and Murray. The total amount of these perquisites and personal benefits (and the amount and type of each perquisite or personal benefit that was greater than 25% of the total received) is: Mr.
    Kovacevich: 1997--$58,081 and 1998--$54,502 (includes $29,698 and $27,144, respectively, for executive life insurance); Mr. Biller, 1997--$86,649, (includes $51,701 for club dues and fees); Mr. Murray, 1998--$60,386 (includes $21,103 for a car allowance and $24,250 for executive life insurance). The other named executive officers also received certain perquisites and personal benefits for the years 1996-1998, none of which had a total value greater than $50,000.

(3) The amount shown for 1998 for Mr. Kovacevich represents 39,934 shares of restricted stock. These shares are that part of Mr. Kovacevich's 1998 incentive compensation award paid in restricted stock under the policy referred to in footnote (1) above. These shares were valued as of February 22, 1999, based on a closing market price of the Company's common stock of $37.5625 per share and rounded up to the nearest whole share.

  The amount for 1998 for Mr. Hazen represents 39,934 shares as part of Mr. Hazen's incentive compensation award paid in restricted stock calculated as described above for Mr. Kovacevich and an award of 250,000 shares of restricted stock made on November 2, 1998, the effective date of the Merger. This award was made pursuant to Mr. Hazen's employment agreement with the Company and was valued on November 2, 1998, based on a closing market price of the Company's common stock of $37.1875 per share.

(4) The total number of shares of restricted stock held on December 31, 1998 by each person named and their market value, based on a closing market price for the Company's common stock of $39.9375 per share on that date, were as follows: Mr. Kovacevich, 142,580 shares, $5,694,289; Mr. Hazen, 250,000 shares, $9,984,375; and Mr. Biller, 20,000 shares, $798,750.
    Dividends are paid on shares of restricted stock on the same dates and at the same rate as those paid to all holders of the Company's common stock. Each of the restricted stock awards except Mr. Hazen's vest over a period of five years, beginning in the third year after the date of the original award. Mr. Hazen's award vests 20% per year.

(5) Mr. Hazen's options for 1998 include an option to purchase 500,000 shares of the Company's common stock granted under the terms of his employment agreement. Additional information about this option is found below in the table headed "Option/SAR Grants in Last Fiscal Year" and the discussion under "Employment Agreements." Other than the option granted under Mr. Hazen's employment agreement, the options shown for Mr. Hazen and Mr. Jacobs for the years 1996-1998 represent options to acquire shares of former Wells Fargo common stock that were converted into options to acquire shares of the Company's common stock upon completion of the Merger.

(6) The amounts shown for Messrs. Kovacevich, Biller, and Murray are the total of the Company's contributions to the Savings Investment Plan ("SIP"), a 401(k) plan in which all former Norwest employees are eligible to participate, and contributions to the Company's Supplemental Savings Investment Plan, a non-qualified supplemental executive retirement plan ("Supplemental SIP"). For the year ended December 31, 1998, the Company's contribution to SIP for each such executive officer was $9,600 (the maximum allowable contribution under SIP). The Company's contributions to Supplemental SIP for the year ended December 31, 1998, for these officers were as follows: Mr. Kovacevich, $183,900; Mr. Biller, $133,525; and Mr. Murray, $92,870.

  The amounts shown for Mr. Hazen and Mr. Jacobs are the total of the former Wells Fargo's contributions to its Tax Advantage and Retirement Plan ("TAP"), a 401(k) plan in which all former Wells Fargo employees are eligible to participate, and the Benefits Restoration Program ("BRP"), a non-qualified supplemental executive retirement plan maintained by the former Wells Fargo for its executive officers. Messrs. Hazen and Jacobs will continue to participate in TAP and BRP until the Company combines all qualified and non-qualified retirement plans for all employees and executive officers. For the year ended December 31, 1998, the contribution to TAP for each of Messrs. Hazen and Jacobs was $14,044 (the maximum allowable contribution under TAP). The contributions to BRP for the year ended December 31, 1998, for these officers were as follows: Mr. Hazen, $75,539; Mr. Jacobs, $43,039.

Option Grants and Exercises

  These tables summarize for 1998 under the Company's Long-Term Incentive Compensation Plan option grants to and option exercises by the executive officers named in the Summary Compensation Table, and the value of the options held by them at December 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                    Potential realizable value
                                                                                    at assumed annual rates of
                                                                                     stock price appreciation
                                Individual Grants                                       for option term(4)
----------------------------------------------------------------------------------- ---------------------------
                          Number of    Percent of total
                          securities     options/SARs
                          underlying      granted to
                         options/SARs    employees in   Exercise or base Expiration
          Name           granted (#)    fiscal year(3)  price ($/Share)     date       5% ($)        10% ($)
          ----           ------------  ---------------- ---------------- ---------- ------------- -------------
          (a)                (b)             (c)              (d)           (e)          (f)           (g)
Richard M. Kovacevich...       -0-             *            $     --            --             --            --
Paul Hazen (1)..........   381,000             *             32.1600      02/04/08      7,705,821    19,528,063
                           500,000                           37.3750      11/01/08     11,752,468    29,783,062
Les Biller..............   236,405(2)          *             39.1250      07/22/07      4,897,548    11,964,738
Rodney L. Jacobs (1)....   213,300             *             32.1600      01/20/08      4,314,046    10,932,640
Kenneth R. Murray.......   100,976(2)          *             39.4375      07/23/01        561,020     1,169,387

--------
*Represents less than 1.0% of all stock options granted to employees in 1998.

(1) The options listed in the first line opposite Mr. Hazen's name and the options listed opposite Mr. Jacobs's name represent options to acquire common stock of the former Wells Fargo granted prior to the Merger. These options were converted in the Merger into options to acquire shares of the Company's common stock. The options listed in the second line opposite Mr. Hazen's name were granted to him on November 2, 1998, pursuant to the terms of his employment agreement. See "Employment Agreements" below for a discussion of Mr. Hazen's stock options under the terms of this agreement.

(2) The options listed opposite Mr. Biller's and Mr. Murray's names are immediately exercisable "reload options" granted as the result of each officer's exercise of stock options in 1998. The general terms of reload options are described in the "Report of the Human Resources Committee on Executive Compensation."

(3) Includes options granted to selected employees under the Company's Long-Term Incentive Compensation Plan and the former Wells Fargo Long-Term Incentive Plan and options granted to all eligible employees of the Company and its subsidiaries under the Best Practices PartnerShares(R) Plan. Participants in the Long-Term Incentive Compensation Plan are not eligible for option grants under the PartnerShares Plan.

(4) The dollar amounts under columns (f) and (g) are based on assumed 5% and 10% annual rates of appreciation set by the Securities and Exchange Commission. These amounts should not be viewed as, and are not intended to be, a forecast of possible future appreciation, if any, in the Company's stock price.

                        AGGREGATED OPTION/SAR EXERCISES
               IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                    Number of securities  Value (*) of unexercised
                                                   underlying unexercised         in-the-
                                                        options/SARs       money(*) options/SARs
                            Shares       Value     at fiscal year end (#)  at fiscal year end ($)
                         acquired on  realized (*)      Exercisable/            Exercisable/
          Name           exercise (#)     ($)          Unexercisable           Unexercisable
          ----           ------------ ------------ ---------------------- ------------------------
          (a)                (b)          (c)               (d)                     (e)
Richard M. Kovacevich...      --       $   --      1,935,701 /   986,667  $35,302,111 / $8,934,270
Paul Hazen..............      --           --      1,475,600 / 1,106,630   37,436,143 /  6,497,486
Les Biller..............   266,666      2,199,995    833,729 /   533,334   13,896,002 /  4,829,339
Rodney L. Jacobs........      --           --        680,600 /   296,400   15,778,723 /  2,513,025
Kenneth R. Murray.......   133,333      2,466,661    652,959 /   266,667    7,842,361 /  2,414,670

--------

* For purposes of column (c), the "value realized" from exercised options means the difference between the option exercise price and the market value of the underlying shares based on the closing price of the Company's common stock on the option exercise date. For purposes of column (e), the "value" of unexercised options means the difference between the option exercise price and the market value of the underlying shares based on $39.9375, the closing price for the Company's common stock on December 31, 1998. As used in column (e), an option is "in-the-money" on a particular date if the option exercise price is less than the market value of the underlying shares based on the closing price for the Company's common stock on that date.

Pension Plans and Other Retirement Arrangements

  The Company currently maintains the "Norwest Corporation Pension Plan" (the "Norwest Pension Plan") and the Norwest Corporation Supplemental Pension Plan (the "Norwest Supplemental Pension Plan") (the "Norwest Plans"). Subject to any necessary governmental approvals, the Company intends to restate the Norwest Pension Plan effective July 1, 1999, into a cash-balance, defined benefit plan. The Company also plans to amend and restate the Norwest Supplemental Pension Plan to coordinate its provisions with the restated cash balance plan. For purposes of the following description of the Norwest Plans, reference to "employees" means only those persons who were employees of the former Norwest and its participating subsidiaries as of November 2, 1998. Employees of the former Wells Fargo (including Paul Hazen and Rodney L. Jacobs) do not currently participate in the Norwest Plans, but will be eligible to participate in the restated cash balance plan and the amended supplemental pension plan.

  Norwest Pension Plan. The Norwest Pension Plan is a defined benefit plan qualified under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code (the "Code"). Benefits under the Norwest Pension Plan are determined by age, years of service, and compensation. The monthly benefit at regular retirement age is a life annuity equal to 1.1% of final average monthly earnings up to the "Integration Level" and 1.6% of final average monthly earnings above the Integration Level for each year of credited service. The Norwest Pension Plan does not take into account more than 35 years of credited service. Under the Norwest Pension Plan, the Integration Level for any year is $1,400 times the Social Security wage base for the current year ($72,600 for 1999) divided by $48,000. The Integration Level (stated as an amount per month) is $2,117.50 for participants retiring in 1999.

  A participant's final average earnings are the highest average monthly compensation paid during any 36 consecutive months within the last 120 months of employment. Compensation for purposes of this calculation means generally all compensation paid to a participant during the year which is reportable on Form W-2, plus salary reduction amounts made under Section 401(k) and Section 125 of the Code. It generally excludes contributions to any non-qualified deferred compensation plan maintained by the Company, perquisites, severance pay, gross-ups, payments in lieu of vacation, and stock option or equity-like gains. Incentive compensation amounts will be included in compensation for Norwest Pension Plan purposes in the year received rather than the year earned.

  Compensation under the Norwest Pension Plan for a plan year is limited by Code Section 401(c)(17). This limit for 1999 is $160,000. In addition, Section 415 of the Code places certain limitations on the amount of the annual pension that can be paid to a participant from a tax-qualified pension plan. The annual limit currently in effect is $130,000, which may be increased for future retirees.

  Norwest Supplemental Pension Plan. As permitted by ERISA and the Code, employees who participate in the Norwest Supplemental Pension Plan will receive amounts that would be payable under the Norwest Pension Plan but for limits under Code Sections 401(c)(17) and 415. Compensation under the Supplemental Pension Plan includes the participant's basic compensation as well as designated incentive compensation, whether or not that compensation is deferred. Incentive compensation amounts are included in compensation for plan purposes in the year received, rather than the year earned.

  The table below shows the estimated total annual average retirement benefits payable under the Norwest Plans for individuals with various combinations of annualized final average compensation and years of credited service. These estimated benefits do not take into account any Internal Revenue Code limits on retirement benefits. The annual amounts shown below, as estimated and when paid, are not reduced by the amount of Social Security benefits.

                                              Years of Service at Retirement
     Final Average            ---------------------------------------------------------------
     Compensation                10        15         20         25         30         35
     -------------            -------- ---------- ---------- ---------- ---------- ----------
      $  250,000............. $ 38,730 $   58,094 $   77,459 $   96,824 $  116,189 $  135,553
         500,000.............   78,730    118,094    157,459    196,824    236,189    275,553
         750,000.............  118,730    178,094    237,459    296,824    356,189    415,553
       1,000,000.............  158,730    238,094    317,459    396,824    476,189    555,553
       1,250,000.............  198,730    298,094    397,459    496,824    596,189    695,553
       1,500,000.............  238,730    358,094    477,459    596,824    716,189    835,553
       1,750,000.............  278,730    418,094    557,459    696,824    836,189    975,553
       2,000,000.............  318,730    478,094    637,459    796,824    956,189  1,115,553
       2,250,000.............  358,730    538,094    717,459    896,824  1,076,189  1,255,553
       2,500,000.............  398,730    598,094    797,459    996,824  1,196,189  1,395,553
       2,750,000.............  438,730    658,094    877,459  1,096,824  1,316,189  1,535,553
       3,000,000.............  478,730    718,094    957,459  1,196,824  1,436,189  1,675,553
       3,250,000.............  518,730    778,094  1,037,459  1,296,824  1,556,189  1,815,553
       3,500,000.............  558,730    838,094  1,117,459  1,396,824  1,676,189  1,955,553
       3,750,000.............  598,730    898,094  1,197,459  1,496,824  1,796,189  2,095,553
       4,000,000.............  638,730    958,094  1,277,459  1,596,824  1,916,189  2,235,553
       4,250,000.............  678,730  1,018,094  1,357,459  1,696,824  2,036,189  2,375,553
       4,500,000.............  718,730  1,078,094  1,437,459  1,796,824  2,156,189  2,515,553
       4,750,000.............  758,730  1,138,094  1,517,459  1,896,824  2,276,189  2,655,553
       5,000,000.............  798,730  1,198,094  1,597,459  1,996,824  2,396,189  2,795,553

  For each of the executive officers named in the Summary Compensation Table who currently participates in the Norwest Plans, the compensation recognized under the Norwest Plans for 1999 is the amount shown in the table for the year 1998 as "Salary" (column (c)) and the amount shown for the year 1997 as "Bonus" (column (d)) which was received in 1998. As of December 31, 1998, their individual credited service was as follows: Mr. Kovacevich, 12 years, 10 months; Mr. Biller, 11 years, 4 months; Mr. Murray, 16 years. Paul Hazen and Rodney L. Jacobs, who were employees of the former Wells Fargo, do not currently participate in the Norwest Plans. Information on retirement benefits payable to Mr. Hazen and Mr. Jacobs under the former Wells Fargo retirement plans and under their employment agreements is presented below and under the heading "Employment Agreements" on page 28.

  Former Wells Fargo Retirement Plans. Mr. Hazen and Mr. Jacobs also participated in a defined benefit plan sponsored by the former Wells Fargo. This plan was terminated in 1994, and annuities were purchased for all participants eligible to receive benefits under this plan, including Mr. Hazen and Mr. Jacobs. Because ERISA limited individual annual benefits payable under the former Wells Fargo plan, Mr. Hazen and Mr. Jacobs also participated in the former Wells Fargo Benefits Restoration Plan ("BRP"). The BRP is a non-qualified supplemental executive retirement plan maintained by the former Wells Fargo for its executive officers, under which they will receive retirement benefits in excess of the ERISA limits. The combined annual benefits payable under the annuities and the BRP beginning at age 65 are: Mr. Hazen, $187,490; and Mr. Jacobs, $27,573.

Long-Term Disability Plans

  The Company's Long-Term Disability Plan, which is available to all former Norwest employees, covers compensation of up to $500,000 in salary and designated incentive compensation. The plan provides a monthly benefit to an eligible employee, who is totally disabled for more than 22 weeks, equal to 65% of the participant's average covered compensation, up to a maximum covered compensation of $500,000 per year and a maximum monthly benefit of $27,083. The Supplemental Long-Term Disability Plan extends similar disability coverage for the base salary earned by Richard M. Kovacevich in excess of $500,000. The monthly benefit payable under either plan may be offset by other sources of income. Pursuant to the terms of his employment agreement with the Company, the base salary earned by Paul Hazen will be covered by this supplemental plan on the same basis as Mr. Kovacevich's base salary.

Severance Agreements

  The Company has severance agreements with Richard M. Kovacevich, Les Biller, and Kenneth R. Murray, all of whom are named in the Summary Compensation Table. The Company also has termination of employment arrangements with Paul Hazen and Rodney L. Jacobs, who are also named in the Summary Compensation Table. These arrangements are included in the terms of the employment agreements with Messrs. Hazen and Jacobs and are discussed below under the heading "Employment Agreements."

  The severance agreements with Messrs. Kovacevich, Biller, and Murray are intended to encourage them to continue to carry out their duties if there is a change of control of the Company. Under the terms of these agreements, these executive officers may receive certain payments if their employment is terminated or if their job duties or compensation and benefits are substantially reduced within three years following a change of control of the Company. The maximum payments are two times the sum of the executive officer's (i) base salary rate, (ii) the value of perquisites provided by the Company, and (iii) the highest potential incentive compensation award or, in the case of Mr. Kovacevich, an amount equal to the two-year average of his incentive compensation awards. The agreements also continue certain medical, dental and life insurance benefits for up to two years after termination. If payments received by any such officer as a result of a change of control result in an excise tax liability for such officer, the Company also will pay to the officer an additional amount equal to the excise tax plus a gross-up for additional income taxes, interest, and penalties related to the excise tax.

  The Company also has a plan that provides severance pay to employees who are discharged under certain circumstances. All of the executive officers named in the Summary Compensation Table may participate in this plan. The amount of severance pay is based on years of service, job level, and the severance option the employee chooses, and includes payment of base salary and continuation of benefits for specified monthly periods. Mr. Kovacevich also can receive benefits of a minimum payment of 12 months' salary (less the amount of any other severance payments to which he may be entitled under any severance plan of the Company then in effect), a pro rata portion of his incentive compensation, and certain life and health insurance benefits. The benefits are payable if his employment is terminated by the Company for a reason other than cause or if his job duties are substantially reduced and he resigns within 90 days thereafter.

Employment Agreements

  In connection with the Merger, the Company entered into employment agreements with Paul Hazen and Rodney L. Jacobs. Under these agreements, Mr. Hazen will be employed as Chairman of the Board of Directors for a term of five years and Mr. Jacobs will be employed as an executive officer of the Company for a term of three years, in each case beginning on November 2, 1998. Following the Merger, Mr. Jacobs was elected Vice Chairman and Chief Financial Officer of the Company, reporting to the Chief Executive Officer. In addition, Messrs. Hazen and Jacobs will each serve as members of the Board of Directors during the terms of their employment.

  Compensation. Under his employment agreement, Mr. Hazen is entitled to receive an annual base salary and bonus of not less than the annual base salary and bonus of the Chief Executive Officer (currently, Richard M. Kovacevich). The amounts Mr. Hazen received in 1998 as salary and bonus are shown in columns (b) and (c) of the Summary Compensation Table. Also pursuant to his employment agreement, Mr. Hazen received a restricted stock award of 250,000 shares, and was granted an option to purchase 500,000 shares of the Company's common stock under its Long-Term Incentive Compensation Plan on November 2, 1998. Information about Mr. Hazen's restricted stock award is included in column (f) of the Summary Compensation Table. Information about Mr. Hazen's stock option grant is included in column (g) of the Summary Compensation Table and opposite his name in the table on page 24 of this proxy statement captioned "Option/SAR Grants in Last Fiscal Year." On November 2, 1999, and November 2, 2000, Mr. Hazen is entitled to receive 125,000 additional shares of restricted stock and options to purchase 250,000 additional shares of the Company's common stock. Under his employment agreement, Mr. Jacobs' annual base salary, annual bonus, and long-term incentive compensation (stock option grants and restricted stock grants) will be determined each year by the Human Resources Committee using the procedures for executive officers described in the Committee's report beginning on page 14.

  Retirement and Other Benefits. Mr. Hazen and Mr. Jacobs will each receive an annual retirement benefit, commencing immediately upon the termination of their employment for any reason, equal to not less than 25% of their 1997 taxable compensation as defined in their employment agreements. This benefit will be reduced by the amount of any retirement benefits accrued after the date of their employment by the Company that may be payable to them under any qualified or non-qualified defined benefit retirement plan of the Company. They are also entitled to participate in all employee benefit, stock incentive, welfare, and other plans, practices, policies, and perquisites applicable to, and on the same basis, in Mr. Hazen's case, as the Chief Executive Officer, and in Mr. Jacobs' case, as his "peer executive officer." For purposes of his employment agreement, Mr. Jacobs' peer executive officer is defined as the highest paid executive officer of the Company other than the Chairman and the Chief Executive Officer (currently, Les Biller, Vice Chairman and Chief Operating Officer).

  Termination of Employment. Mr. Hazen and Mr. Jacobs are each entitled to certain payments under their employment agreements if their employment is terminated by the Company other than for cause, death, or disability, or if they terminate their employment with the Company for "good reason." "Good reason" includes the Company's assigning any duties, authority, titles, offices or reporting requirements inconsistent with either Mr. Hazen's or Mr. Jacobs' positions with the Company specified under the terms of their employment agreements, failure by the Company to comply (other than inadvertently) with the compensation provisions of their employment agreements, an attempt by the Company to terminate Mr. Hazen's or Mr. Jacobs' employment other than pursuant to the terms of his agreement, or the failure by any successor to the Company's business or substantially all its assets to assume and perform the Company's obligations under the employment agreements. Upon termination of their employment by the Company (other than for cause, death or disability) or by them for good reason, Mr. Hazen and Mr. Jacobs will each be entitled to a lump-sum cash payment of (i) any unpaid base salary and
(ii) a pro rata annual bonus, based on the highest bonus he received for the three years preceding the date his employment terminates (the "termination date"). Mr. Hazen will also receive a cash payment in an amount equal to (i) the sum of his base salary and his highest annual bonus in the three years preceding his termination date times (ii) the number of months from his termination date to the end of his contractual employment period divided by
12. Mr. Hazen and Mr. Jacobs will also continue to receive lifetime medical and dental benefits on the same basis as prior to termination, and certain other benefits.

  If either Mr. Hazen's or Mr. Jacobs' employment terminates because of death or permanent total disability, he (or his estate, in the case of death) will receive a lump-sum cash payment equal to his unpaid base salary plus a pro rata annual bonus based on his highest bonus for the three years preceding the date of his death or disability.

  In the event Mr. Hazen's employment terminates under any of the circumstances described above (other than by the Company for cause or by Mr. Hazen without "good reason"), all outstanding stock options and awards of restricted stock held by Mr. Hazen as of the date employment terminates will become exercisable or vest in full.

  If any payment or distribution received by Mr. Hazen or Mr. Jacobs under the terms of his employment agreement would result in an excise tax liability, the Company will make an additional payment to him so that after the payment of all income and excise taxes, he will be in the same after-tax position as if no excise tax had been imposed.

  Non-Competition. Under their employment agreements, Mr. Hazen and Mr. Jacobs may not disclose confidential information or compete with the Company during the term of their employment and for specified periods thereafter. If either of them breaches the non-competition provision, the Company's obligation to pay that executive officer's retirement benefit will be suspended and will recommence only when he is no longer in violation of the provision, but with a 50% reduction of the retirement benefit.

                    OTHER INFORMATION ABOUT DIRECTORS

                          AND EXECUTIVE OFFICERS

Loans

  During 1998, certain directors (including the directors discussed below under "Compensation Committee Interlocks and Insider Participation"), executive officers, one or more members of their immediate families, and one or more of their associates had banking transactions, including loans, in the ordinary course of business with the Company's bank subsidiaries. In addition, Norwest Investment Services, Inc., a broker-dealer subsidiary, made margin loans in the ordinary course of business to some executive officers. All loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. The loans did not involve more than the normal risk of collection or have other unfavorable features.

  Certain directors, executive officers, and members of their immediate families had mortgage and other loans with two of the Company's non-bank subsidiaries. Information on these loans is given below.

  Three non-employee directors and five executive officers of the Company (including an executive officer named in the Summary Compensation Table), as well as members of the immediate families of certain non-employee directors and executive officers, obtained mortgage loans from Norwest Mortgage, Inc. ("NMI"), a mortgage-lending subsidiary of the Company. In connection with these mortgage loans, NMI waived an origination fee equal to 1% of the loan amount for each loan to a director or executive officer under its policy available to all Company employees.


  Of the mortgage loans made by NMI, two loans were made to an executive officer who relocated to San Francisco, California, in connection with the relocation of the Company's headquarters. These loans were made under the Company's relocation program for employees who relocate to high-cost areas (the "Relocation Program"). Under this program, an employee who relocates to a designated high-cost area is eligible to receive a first mortgage loan (subject to applicable lending guidelines) from NMI, and a 30-year, interest-free second mortgage down- payment loan in an amount up to 100% of his or her annual salary to purchase a new primary residence comparable to the employee's previous home. The Company will also provide a mortgage interest subsidy on the first mortgage loan of up to 25% of the employee's annual base salary, payable over a period not exceeding the first five years of the first mortgage loan. The second mortgage loan must be repaid in full if the employee terminates employment with the Company or retires, or if the employee sells the residence or refinances the mortgage loans.

  During 1998, certain executive officers of the Company (including an executive officer named in the Summary Compensation Table) who were officers of the former Wells Fargo had outstanding mortgage loans made under its Executive Loan Program and outstanding loans to facilitate their exercise of stock options granted under the former Wells Fargo's Long-Term Incentive Plan. These loans are now held by WFC Holdings Corporation ("WFC Holdings") as successor to the former Wells Fargo pursuant to the Merger. Under the Executive Loan Program, an eligible employee could obtain a mortgage loan for purchasing, constructing, improving, or refinancing the employee's principal residence. Loans were available in amounts which, when aggregated with other debt secured by the residence, would not exceed the lesser of $1,500,000 or 100% of the fair market value of the residence. New loans under this loan program are no longer being made. The stock option loans had maximum terms of six years and variable interest rates that were adjusted each year based on the greater of the average annual rate for three-year U.S. Treasury notes for the immediately preceding calendar year and the applicable rate under the Internal Revenue Code.

  Information about loans made or held by NMI or WFC Holdings, as the case may be, to directors and to the executive officers named in the Summary Compensation Table, as well as to members of certain directors' and named executive officers' immediate families, is shown in the table below.

                           Highest Outstanding   Outstanding
         Name and             Loan Balance     Loan Balance on  Annual Interest
    Principal Position        Since 1/1/98        12/31/98          Rate
    ------------------     ------------------- --------------- ---------------
Les Biller................      $ 474,000         $     -0-        7.125%
 Vice Chairman and Chief                                        (adjustable)
 Operating Officer
Paul Hazen(1).............      1,344,914         1,313,078     6.17% (fixed)
 Chairman                         597,777           599,777     6.10% (fixed)
Richard D. McCormick(2)...        628,840               -0-        6.375%
 Director                                                       (adjustable)
Benjamin F. Montoya.......         61,000            60,803        7.125%
 Director                                                          (fixed)
Michael W. Wright(3)......        972,000               -0-        7.875%
 Director                                                          (fixed)
Immediate Family Members               (4)               (4)         (4)
 of Other Directors and
 Executive Officers.......

--------

(1) The loan shown on the first line opposite Mr. Hazen's name is a first mortgage, 30-year loan originally made by the former Wells Fargo under its Executive Loan Program to refinance the purchase of Mr. Hazen's principal residence. The loan shown on the second line is a loan made under the former Wells Fargo's Long-Term Incentive Plan in connection with Mr. Hazen's exercise of a stock option to purchase shares of the former Wells Fargo's common stock .

(2) The son of Richard D. McCormick had a mortgage loan from NMI during 1998, as follows: interest rate--6.75% (fixed); highest outstanding loan balance during 1998--$150,000; loan balance at December 31, 1998--0.

(3) Two daughters of Michael W. Wright had mortgage loans from NMI during 1998, as follows: interest rates--7.125% (fixed) and 6.5% (fixed); highest outstanding loan balances--$130,400 and $156,800; loan balances at December 31, 1998--0.

(4) The daughter of Richard M. Kovacevich and the daughter of Ian M. Rolland had mortgage loans from NMI during 1998, as follows: interest rates:
    7.125% (fixed) and 7.25% (adjustable); highest outstanding loan balances-- $225,000 and $74,000; loan balances at December 31, 1998--0 and $73,942, respectively.

  With respect to executive officers who are not named in the Summary Compensation Table and members of their immediate families, four executive officers and five immediate family members of executive officers had outstanding mortgage loans (including the mortgage loans to one executive officer under the Relocation Program) from NMI during 1998 totaling $3,443,647. The mortgage loans (other than the down-payment loan) had interest rates ranging from 5.375% (adjustable) to 8.125% (fixed) per annum. Of these loans, seven were sold by NMI in the secondary real estate mortgage market.

  Two executive officers of the Company who were officers of the former Wells Fargo had mortgage loans under the Executive Loan Program now held by WFC Holdings, totaling $2,289,810, with fixed interest rates ranging from 5.33% to 5.69% per annum; and three executive officers of the Company had stock option loans held by WFC Holdings totaling $1,208,579, with interest rates during 1998 ranging from 4.83% to 6.37% per annum.

Compensation Committee Interlocks and Insider Participation

  Each year the Human Resources Committee (the "Committee") determines the compensation to be paid to Wells Fargo's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table. The members of the Committee for 1998 were Michael W. Wright (Chair), Michael R. Bowlin, William A. Hodder, Richard D. McCormick, Donald B. Rice, Ian M. Rolland, Daniel M. Tellep, and John A. Young. During 1998, Richard D. McCormick and Michael W. Wright had banking transactions, including loans, in the ordinary course of business with one or more of the Company's bank subsidiaries. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collection or present other unfavorable features. Mr. McCormick, a member of his immediate family, Mr. Wright, two members of his immediate family, and a member of Mr. Rolland's immediate family had mortgage loans with Norwest Mortgage, Inc. Information on these loans is included above under the heading "Loans."

Section 16(a) Beneficial Ownership Reporting Compliance


  Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company's directors, executive officers, and anyone holding more than 10% of the Company's common stock ("reporting persons") to report their initial ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Company is required to disclose in this proxy statement the failure of any reporting person to file these reports when due. All reporting persons of the Company satisfied these filing requirements, except Les Biller and James R. Campbell, executive officers of the Company. Mr. Biller failed to file a Form 4 when due to report a gift to him by his spouse made in 1997. Mr. Campbell failed to file a Form 4 when due to report a gift to his children made in 1998. Mr. Biller and Mr. Campbell ultimately reported these transactions on Form 4. In making these disclosures, the Company relied on written representations of each reporting person and copies of the reports filed with Commission.

                      ITEM 2. PROPOSAL TO AMEND THE

                  LONG-TERM INCENTIVE COMPENSATION PLAN

  The Board of Directors has approved an amendment (the "Plan Amendment") to the Company's Long-Term Incentive Compensation Plan (the "Plan") to increase the maximum number of shares of common stock that may be awarded under the Plan by an additional 40,000,000 shares. In order for the Plan Amendment to take effect, stockholders must approve it at the 1999 annual meeting.

  The Plan Amendment would add the underlined language to Section 4 of the Plan and delete the language enclosed in brackets, as follows:

   "4. Shares Available Under the Plan: Limitation on Awards. The maximum number of Shares that may be issued under this Plan on and after April 27, 1999 [April 28, 1998] (in addition to Shares which prior to April 27, 1999 [April 28, 1998] were subject to Awards) shall not exceed the sum of (i) the number of Shares available for, but not yet subject to, an Award as of April 27, 1999 [April 28, 1998], plus (ii) 40,000,000 [37,000,000] Shares."

  The Board believes that the Plan is an important way to attract, retain and motivate key employees, and that it is appropriate to increase the number of shares available for awards under the Plan. Approval of the proposed Plan Amendment will ensure that enough shares are available under the Plan to encourage stock ownership by executive officers and key employees and to help the Company attract and retain individuals who will contribute to the Company's success.

The Plan

  Key employees (including executive officers and directors who are employees) of the Company and its subsidiaries selected by the Human Resources Committee (the "Committee") are eligible to become participants in the Plan. Key employees selected by the Committee may receive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units or stock. As of February 28, 1999, a total of 3,714 persons participated in the Plan. No employee may be granted stock options or stock appreciation rights covering more than 7,000,000 shares in any calendar year. In addition, the Plan limits the number of shares that may be issued pursuant to certain stock awards that have vesting periods of less than three years.

  If the Plan Amendment is approved by stockholders, no more than 5% of the sum of the number of shares available for awards under the Plan as of April 27, 1999, and 40,000,000 shares may be made subject to (i) restricted stock awards that vest in fewer than three years from the award date, (ii) stock awards without restrictions (other than stock awards made in lieu of salary, bonus, or other cash compensation), or (iii) awards of performance shares or performance units with a performance cycle of less than three years.

  Stock options may be granted as non-qualified stock options or incentive stock options, and must be granted at a price no lower than the fair market value of the stock on the day of grant. Fair market value on any day means the closing price of a share of common stock reported on the New York Stock Exchange for the immediately preceding trading day. Stock options may be exercised during a period of time fixed by the Committee, except that no stock option may be exercised more than ten years after the day it is granted. At the discretion of the Committee, the option exercise price may be paid in cash, in other shares of Company common stock, or by delivering irrevocable instructions to a broker to promptly deliver to the Company sale proceeds to pay the purchase price.

  Stock options granted under the Plan may include a reload feature. When an option with this feature is exercised, the participant receives a reload option to purchase the number of shares of common stock equal to the number of whole shares used by the participant to pay the purchase price of the original option. If shares are withheld by the Company to pay the participant's withholding taxes, the reload option will also include a number of shares related to the number of shares withheld. The exercise price of the reload option is the fair market value of the Company's common stock on the date the reload option is granted. A reload option expires on the same date as the original option and may be exercised at any time between its grant date and the expiration date of the original option. Reload options are intended to encourage participants to exercise options early in their terms by allowing the participant to preserve the opportunity for future appreciation over the remaining life of the original option.

  A stock appreciation right entitles a participant to receive a payment, in cash or common stock or a combination of both, in an amount equal to the difference between the fair market value of the stock at the time of exercise and the fair market value as of the date of grant. Stock appreciation rights may be exercised during a period of time for up to ten years after the grant date, as fixed by the Committee.

  A grant of restricted stock consists of a specified number of shares of common stock which are subject to restrictions on transfer, conditions of forfeiture, and any other terms and conditions for periods determined by the Committee. Under the terms of each grant, and except in the case of a participant's death, disability or retirement or a change of control of the Company, a participant forfeits the right to receive the shares if he or she is not continuously employed by the Company or an affiliate until the restrictions end. Prior to the termination of the restrictions, a participant may vote and receive dividends on the restricted stock but may not sell or otherwise transfer the shares. The Committee may also make awards of common stock without restrictions.

  A grant of performance shares or performance units entitles a participant to receive cash, common stock (which may be restricted stock), or a combination of both, based on the degree of achievement of pre-established performance targets over a performance cycle of two to five years, as determined by the Committee. The Committee may set maximum and minimum performance targets relating to earnings growth, or any other group or individual standard. The Committee also sets the maximum number of performance shares or dollars of performance units that may be received if the participant achieves the maximum performance target. For performance between the maximum and minimum performance targets, the Committee may pay a portion of the award.

  The Committee has the discretion to determine the period of time up to the original expiration date during which options or stock appreciation rights may be exercised after a participant's death, permanent disability, or retirement. The Board of Directors may modify, suspend or terminate the Plan but may not, without the prior approval of the stockholders of the Company, make any change to the Plan that increases the total amount of common stock which may be awarded (except to reflect changes in capitalization), changes the class of employees eligible to participate, withdraws the administration from the Committee or permits any person, while a member of the Committee, to be eligible to participate.

  On February 28, 1999, 52,708,103 shares were covered by options (including reload options) granted under the Plan, at option prices ranging from $4.9375 to $43.375 per share and with expiration dates ranging from June 27, 1999 to February 23, 2009, and 528,128 shares were subject to restricted stock awards granted under the Plan that vest in full on dates ranging from May 2, 1999 to February 23, 2004. On February 26, 1999, the closing market price of a share of Company common stock was $36.75. Other than stock options and restricted stock awards, no stock appreciation rights or other types of awards are outstanding under the Plan.

  Information about options granted in 1998 under the Plan to the Chief Executive Officer and the four other most highly compensated executive officers can be found in the table under the heading "Options/SAR Grants in Last Fiscal Year" on page 24 of this proxy statement. In 1998, options (including reload options) covering 1,419,260 shares were granted to current executive officers as a group under the Plan, and options (including reload options) covering 3,965,251 shares were granted under the Plan to all employees (excluding executive officers) as a group. Options (other than reload options) generally become exercisable in three annual installments beginning one year after the date of the option grant. All reload options are exercisable upon grant.

  No information can be provided with respect to options or awards that may be granted in the future under the Plan, as amended by the Plan Amendment. Such awards are within the discretion of the Committee. The Committee has not determined future awards or who might receive them.

The Plan Amendment

  Increase in Available Shares. As of February 28, 1999, awards (including options and restricted stock awards) covering 53,127,119 shares were outstanding and 45,736,468 shares were available for grant under the Plan. If stockholders approve the Plan Amendment, the estimated maximum number of shares that may be issued under the Plan (in addition to shares subject to awards as of April 27, 1999) would be increased to 85,736,468 shares. This number represents shares available for, but not yet subject to, an award as of the date of the annual meeting (45,736,468 shares, assuming no awards are made under the Plan between February 28, 1999 and that date), and the additional 40,000,000 shares authorized by the Plan Amendment.

  Either authorized but unissued shares or treasury shares of common stock may be issued in connection with awards under the Plan. In addition, the following shares can also be re-used for a new award: (1) any shares subject to an award which are forfeited or not issued because the terms and conditions of the award are not met, (2) any shares used to pay all or part of an option exercise price, (3) any shares subject to awards paid in cash, and (4) any shares relating to exercised stock appreciation rights paid in cash.

  Certain Federal Income Tax Consequences. The following discussion summarizes the federal income tax consequences to participants who receive options under the Plan. This summary is based upon the provisions, regulations, and interpretations of the Code in effect as of January 1, 1999.

  Non-Qualified Stock Options. A participant who is granted a non-qualified stock option will not have income and the Company will not be allowed a deduction at the time the option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise (the "stock option gains") will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company or a subsidiary. The capital gain holding period of the shares acquired will begin one day after the date the stock option is exercised. When a participant disposes of shares acquired by the exercise of the option, any amount received that is more than the fair market value of the shares on the exercise date will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the exercise date, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.

  The tax consequences to a participant and to the Company of the exercise of a non-qualified stock option described above assume that the participant has not elected to defer stock option gains under the Company's Employees' Deferred Compensation Plan. The amount of any stock option gains deferred is credited in the form of shares to the participant's deferral account under the plan. Dividends paid on Company common stock are also credited to and reinvested in Company common stock in the participant's deferral account. A participant who elects to defer stock option gains will not have ordinary income until shares credited to the deferral account, including dividend reinvestment shares, are actually distributed to the participant. At that time, the Company will be entitled to a deduction for federal income tax purposes equal to the value of all shares distributed.

  Incentive Stock Options. A participant who is granted an incentive stock option also will not have income and the Company will not be allowed a deduction at the time the option is granted. When a participant exercises an incentive stock option while employed by the Company or a subsidiary or within the three-month period (one-year period, in the case of disability) after his or her employment ends, the participant will not recognize any ordinary income at that time. However, any excess of the fair market value of the shares acquired by such exercise over the option price will be an item of tax preference for purposes of any federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are disposed of more than two years after the date of grant and one year after the date of transfer of the shares to the participant ("statutory holding periods"), any sale proceeds that exceed the total option price of these shares will be long-term capital gain. Except in the event of the optionee's death, if the shares are disposed of prior to the expiration of the statutory holding periods (a "Disqualifying Disposition"), generally, the amount by which the fair market value of the shares at the time of exercise exceeds the total option price will be ordinary income. If a Disqualifying Disposition occurs, the Company will be entitled to a federal tax deduction for a similar amount.

  Payment of Option Price in Shares. If a participant pays the exercise price of a non-qualified or incentive stock option with previously owned shares of Company common stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-qualified option is being exercised. The participant does not recognize income and the Company receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described under the heading "Incentive Stock Options."

  Stock Appreciation Rights. A participant who receives stock appreciation rights will not recognize income and the Company will not be allowed a deduction at the time such stock appreciation rights are granted. When a participant exercises stock appreciation rights, the amount of cash and the fair market value of the shares of common stock of the Company received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company or its subsidiary.

Recommendation; Vote Required

  Approval of the Plan Amendment requires a vote in favor of the Plan Amendment by the holders of a majority of the Company's shares of common stock present in person or represented by proxy at the annual meeting.

      The Board of Directors recommends that stockholders vote FOR the proposal to amend the Long-Term Incentive Compensation
       Plan. This proposal is identified as Item 2 on the enclosed proxy card.

               ITEM 3. APPOINTMENT OF INDEPENDENT AUDITORS

  Stockholders will also vote at the annual meeting to ratify the appointment by the Board of Directors of KPMG LLP, certified public accountants, as independent auditors of the Company and its subsidiaries for the year ending December 31, 1999. KPMG LLP or its predecessors have examined the financial statements of the Company each year since 1931.

  Representatives of KPMG LLP are expected to be present at the annual meeting to answer appropriate questions and to make a statement if they wish.

      The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of auditors. This
      proposal is identified as Item 3 on the enclosed proxy card.

ITEM 4. STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING

  Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, who held 18,443 shares of common stock on November 9, 1998, intends to submit a resolution to stockholders for approval at the 1999 annual meeting. Mr. Armstrong's resolution and supporting statement are printed below.

Resolution

  That the shareholders of WELLS FARGO & COMPANY, assembled in person and by proxy in an annual meeting, now request the Board of Directors to take those steps necessary to provide for cumulative voting in the election of directors, which means that each shareholder shall be entitled to vote as many votes as shall equal the number of shares owned multiplied by the number of directors to be elected, and cast all of the accumulated votes for a single nominee, or for two or more nominees as the shareholder may see fit.

Statement

  Within the merger of Wells Fargo and Norwest, there are two groups of shareholders with each one owning nearly half of the shares outstanding.

  If one group were to garner a simple majority of the shares being voted, it could elect all directors and leave the owners of 49% of the shares without representation on the board.

  The National Bank Act and laws of Minnesota and California require cumulative voting for shareholders; however, holding companies like Wells Fargo escape it by incorporating in Delaware.

  Many acquisitions made by Wells Fargo, and its predecessors, had cumulative voting. These included United Banks of Colorado, Goldenbanks of Colorado, Cal Rep Bancorp, and others. It is the proponent's opinion that the shareholders of these entities were not compensated for the loss of these voting rights.

  The use of cumulative voting was present in the 1996 annual meeting of Professional Bancorp where shareholders owning significant shares were able to elect their nominees over the incumbents; however, the former directors, because of their ownership, were able to elect representatives of their choice. In 1998, Professional Bancorp paid its first cash dividends.

  A California law requires that all state pension holdings and state college funds invested in voting shares, must be voted in favor of cumulative voting proposals which shows increasing recognition of the importance of this democratic means for electing directors.

  In view of the large number of shares being allocated to management and employees, it is essential that voting rights be proportionate. Also, it appears that fewer acquisitions are being made by holding companies as the market prices of shares have increased significantly denying the shareholders a meaningful premium. The proponent believes that enhanced voting rights can be an attraction to shareholders seeking the best offer and this is why Westamerica Bancorporation has made many acquisitions.

  Many successful corporations have cumulative voting. For example, Pennzoil which defeated Texaco in litigation. Ingersoll-Rand has cumulative voting and was recognized by FORTUNE magazine as second in its industry as "America's Most Admired Corporations" and WALL STREET TRANSCRIPT noted "on almost any criteria . . . Ingersoll-Rand excels." It has usually increased its dividend greater than Wells Fargo.

  Lockheed-Martin and VWR Corporation now have provisions that if any entity acquires 40% of their shares, cumulative voting applies for all shareholders. American Premier adopted cumulative voting in 1995.

  IF YOU AGREE WITH THIS PROPOSAL, PLEASE MARK YOUR PROXY FOR.

Position of the Board of Directors

  The Board of Directors recommends that stockholders vote AGAINST this proposal, which is identified as Item 4 on the enclosed proxy card, for the following reasons:

  Under the Company's Restated Certificate of Incorporation and By-Laws, each stockholder may cast one vote per share owned in favor of, or may withhold his or her votes from, each director-nominee at the annual meeting. A director is elected by receiving the votes of a plurality of the shares represented at the meeting. Under the cumulative voting proposal advocated by Mr. Armstrong, each stockholder would be entitled to a number of votes equal to the number of shares owned by the stockholder multiplied by the number of director-nominees. These votes could be divided among the nominees for director or they could all be cast for a single nominee.

  Mr. Armstrong also presented a cumulative voting proposal at the 1997 and 1998 annual meetings of Norwest Corporation. His current cumulative voting proposal is similar to the proposal he submitted in 1997. His 1998 proposal, however, provided that cumulative voting rights would be triggered only when a single stockholder, or group of affiliated stockholders, holds at least 30% of the outstanding common stock. Under his proposal this year, cumulative voting would be required for all elections of directors.

  In 1997, stockholders holding approximately 68% of the outstanding common stock that voted on the cumulative voting proposal voted against it. In 1998, stockholders holding approximately 67% of the outstanding common stock that voted on the cumulative voting proposal also voted against it.

  Cumulative voting operates to permit a small faction of the stockholders to elect a director or directors to the board to represent the faction's point of view. Cumulative voting will facilitate the election of "special interest" directors to the Company's Board of Directors. The Board of Directors believes that a board composed of factions focused on the special interests of one or more groups will function less effectively than a board whose members are elected by and consider themselves representatives of all stockholders.

  Especially in light of the combination of the companies that formed the new Wells Fargo & Company, the perspective of every director should be the interest of all stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.

              DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

  Any proposal to be presented at the 2000 annual meeting from a stockholder who wishes to have the proposal included in the Company's proxy materials sent to stockholders for the 2000 annual meeting using the processes contained in Rule 14a-8 of the Securities Exchange Act of 1934 must be received by the President and Chief Executive Officer of the Company at 420 Montgomery Street, San Francisco, CA 94104, no later than November 23, 1999.

  Any proposal from a stockholder to be presented at the 2000 annual meeting of the stockholders of the Company that is submitted outside the processes of Rule 14a-8, and therefore not includable in the Company's proxy materials next year, must be received by the President and Chief Executive Officer at 420 Montgomery Street, San Francisco, CA 94104, not earlier than the close of business on December 29, 1999 and not later than January 28, 2000, in order to be considered timely received under the By-laws of the Company.

                                ANNUAL REPORTS

  The Company's 1998 Annual Report has been sent to stockholders. Please read the Annual Report together with the "Addendum to 1998 Annual Report to Stockholders" appearing on the last page of this proxy statement. The Company will send a copy of the Company's Annual Report on Form 10-K for 1998, including the financial statements and schedules, as filed with the Securities and Exchange Commission without charge to any stockholder who requests a copy in writing. A stockholder may also request copies of any exhibit to the Form 10-K. The Company will charge a fee to cover expenses to prepare and send any exhibits. Please send requests to: Corporate Secretary, Wells Fargo & Company, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026.

              Addendum to 1998 Annual Report to Stockholders

Supplementary Financial Data--Quarterly Financial Information (Unaudited)

The following condensed, consolidated statement of income presents the Company's results of operations for the eight quarters ended December 31, 1998. This information should be read in conjunction with the Financial Review and the Financial Statements contained in the 1998 Annual Report to Stockholders.

    --------------------------------------------------------------------------------------------------------------------------------
                                                               1998                                         1997
                                                           Quarter ended                               Quarter ended
                                             ------------------------------------------ --------------------------------------------
 (inmillions, except per share amounts)      Dec. 31  Sept. 30(1) June 30(1) Mar. 31(1) Dec. 31(1) Sept. 30(1) June 30(1) Mar. 31(1)
---------------------------------------      -------  ----------- ---------- ---------- ---------- ----------- ---------- ----------
    interest income                          $ 3,598    $ 3,528    $ 3,490    $ 3,439    $ 3,445     $ 3,400    $ 3,377    $ 3,380
    interest expense                           1,297      1,265      1,258      1,245      1,263       1,251      1,230      1,210
                                             -------    -------    -------    -------    -------     -------    -------    -------
    net interest
     income                                    2,301      2,263      2,232      2,194      2,182       2,149      2,147      2,170
    Provision for loan
     losses                                      624        307        309        305        343         320        263        214
                                             -------    -------    -------    -------    -------     -------    -------    -------
    Net interest
     income after
     provision for
     loan losses                               1,677      1,956      1,923      1,889      1,839       1,829      1,884      1,956
                                             -------    -------    -------    -------    -------     -------    -------    -------
    noninterest income
    Service charges on
     deposit accounts                            364        356        332        305        315         311        308        310
    Trust and
     investment fees
     and commissions                             274        267        269        259        244         247        235        228
    Credit card fee
     revenue                                     136        136        128        121        126         119        107         96
    Other fees and
     commissions                                 252        241        232        221        213         214        206        193
    Mortgage banking                             252        275        303        276        258         254        188        226
    Insurance                                     70         73        111         95         72          74        100         90
    Net venture
     capital gains
     (losses)                                     (4)         4         53         59         26          53         93         19
    Net gains on
     securities
     available for
     sale                                          8         76         66         19         50          22         22          5
    Other                                        205        193        221        178        175         133        169        173
                                             -------    -------    -------    -------    -------     -------    -------    -------
     Total noninterest
      income                                   1,557      1,621      1,715      1,533      1,479       1,427      1,428      1,340
                                             -------    -------    -------    -------    -------     -------    -------    -------
    noninterest
     expense
    Salaries and
     benefits                                  1,292      1,061      1,055      1,007        979         958        933        940
    Equipment                                    328        192        196        184        195         181        187        176
    Net occupancy                                200        188        187        189        181         179        176        183
    Goodwill                                     104        108        104        104        112         103        113        105
    Core deposit
     intangible                                   60         58         61         63         67          68         71         67
    Net losses on
     dispositions of
     premises and
     equipment                                   270          7         41          7         19          11          7         39
    Operating losses                              46         35         33         39         72          62        190         50
    Other                                      1,182        698        775        703        633         634        686        612
                                             -------    -------    -------    -------    -------     -------    -------    -------
     Total noninterest
      expense                                  3,482      2,347      2,452      2,296      2,258       2,196      2,363      2,172
                                             -------    -------    -------    -------    -------     -------    -------    -------
    income (loss)
     before income tax
     expense (benefit)                          (248)     1,230      1,186      1,126      1,060       1,060        949      1,124
    Income tax expense
     (benefit)                                   (54)       488        467        442        410         430        392        462
                                             -------    -------    -------    -------    -------     -------    -------    -------
    net income (loss)                        $  (194)   $   742    $   719    $   684    $   650     $   630    $   557    $   662
                                             =======    =======    =======    =======    =======     =======    =======    =======
    net income (loss)
     applicable to
     common stock                            $  (203)   $   733    $   710    $   676    $   640     $   619    $   546    $   650
                                             =======    =======    =======    =======    =======     =======    =======    =======
    earnings (loss)
     per common share                        $  (.12)   $   .45    $   .44    $   .42    $   .40     $   .38    $   .33    $   .39
                                             =======    =======    =======    =======    =======     =======    =======    =======
    diluted earnings
     (loss) per common
     share                                   $  (.12)   $   .45    $   .43    $   .41    $   .39     $   .38    $   .33    $   .39
                                             =======    =======    =======    =======    =======     =======    =======    =======
    dividends declared
     per common share                        $  .185    $  .185    $  .165    $  .165    $  .165     $   .15    $   .15    $   .15
                                             =======    =======    =======    =======    =======     =======    =======    =======
    Average common
     shares
     outstanding                             1,642.4    1,617.3    1,610.3    1,615.7    1,621.1     1,623.6    1,639.1    1,654.8
                                             =======    =======    =======    =======    =======     =======    =======    =======
    Diluted average
     common shares
     outstanding                             1,642.4    1,640.7    1,632.2    1,639.1    1,641.9     1,646.4    1,663.1    1,679.7
                                             =======    =======    =======    =======    =======     =======    =======    =======
    --------------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been restated to reflect the pooling-of-interests accounting treatment of the Merger. The restated amounts include adjustments to conform the accounting policies of the former Norwest and the former Wells Fargo. In noninterest expense, salaries and benefits decreased by $2 million in each of the quarters that preceded the fourth quarter of 1998 to conform the accounting treatment for the postretirement transition obligation identified with the implementation of FAS 106, Employers' Accounting for Postretirement Benefits Other than Pensions. Additionally, equipment expense increased $2 million for the quarter ended June 30, 1998 and $6 million, $4 million, $6 million and $2 million for the quarters ended December 31, 1997, September 30, 1997, June 30, 1997 and March 31, 1997, respectively.

NC54228MSC99

                                                           ---------------------
                                                           COMPANY #
                                                           CONTROL #
                                                           ---------------------
WELLS FARGO & COMPANY
420 Montgomery Street, San Francisco, California 94104
--------------------------------------------------------------------------------

      This proxy is solicited by the Board of Directors of Wells Fargo &
             Company (the "Company") for use at the Annual Meeting of Stockholders on Tuesday, April 27, 1999 at 1:00 p.m. at 420
              Montgomery Street, San Francisco, California 94104.

By signing this proxy, the undersigned revokes all prior proxies, and appoints Patricia R. Callahan, Ely L. Licht, and Stanley S. Stroup, and each of them, with full power of substitution, as proxies to vote all shares of the Company's common stock held of record by the undersigned at the close of business on March 9, 1999, which the undersigned would be entitled to vote if personally present at the Annual Meeting or at any adjournments or postponements thereof, as specified on this proxy card:

            VOTE BY TELEPHONE - SEE REVERSE SIDE OF THIS PROXY CARD

       The Board of Directors recommends a vote "FOR" Items 1 through 3.

Item 1. Election of directors:

01  Leslie S. Biller        07   Susan E. Engel           13 Richard D. McCormick     19 Judith M. Runstad    [_] Vote FOR
02  J.A. Blanchard III      08   Paul Hazen               14 Cynthia H. Milligan      20 Susan G. Swenson         all nominees
03  Michael R. Bowlin       09   William A. Hodder        15 Benjamin F.  Montoya     21 Daniel M. Tellep
04  Edward M. Carson        10   Rodney L. Jacobs         16 Philip J. Quigley        22 Chang-Lin Tien
05  David A. Christensen    11   Reatha Clark King        17 Donald B. Rice           23 Michael W. Wright    [_] Vote WITHHELD
06  William S. Davila       12   Richard M. Kovacevich    18 Ian M. Rolland           24 John A. Young            from all nominees
                                                                              -------------------------------------
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) in the box provided to the right.)
                                                                              -------------------------------------
Item 2. Approve an increase in the shares available for awards under the
        Long-Term Incentive Compensation Plan.                                  [_] For    [_] Against    [_] Abstain


                                                      |                    |
                                                     \ / Please fold here \ /
------------------------------------------------------------------------------------------------------------------------------


Item 3. Ratify appointment of KPMG LLP as independent auditors for the
        year 1999.                                                              [_] For    [_] Against    [_] Abstain

           The Board of Directors recommends a vote "AGAINST" Item 4.

Item 4. Approve stockholder proposal relating to cumulative voting.             [_] For    [_] Against    [_] Abstain

Item 5. In the proxies' discretion, to vote on any matter properly before the Annual Meeting, or any adjournment or postponement thereof.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 3, AGAINST
ITEM 4, AND IN THE MANNER SET FORTH IN ITEM 5 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

Address change? Mark Box  [ ]    Dated ________________________________  , 1999
Indicate changes below:
                                    Please sign exactly as name appears on proxy
                                     card

                                 -----------------------------------------------

                                 -----------------------------------------------
                                 Signature(s) in Box

                                 If held in joint tenancy, all persons must
                                 sign. Trustees, administrators, etc., should
                                 include title and authority.  Corporations
                                 should provide full name of corporation and
                                 title of authorized officer signing the proxy.
--------------------------------------------------------------------------------

                             WELLS FARGO & COMPANY
                             420 MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94104

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TUESDAY, APRIL 27, 1999
                                   1:00 P.M.

                                     [LOGO]

--------------------------------------------------------------------------------

   VOTE BY TELEPHONE--Call Toll Free on a Touch-Tone Telephone--1-800-240-6326

Your telephone vote authorizes Patricia R. Callahan, Ely L. Licht, and Stanley
S. Stroup, and each of them, with full power of substitution, as proxies, to vote your shares in the same manner as if you had marked, signed and returned the proxy card. The deadline for telephone voting is noon (ET) on April 23, 1999.

1. Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll free number at your convenience 7 days/week, 24 hours/day.

2. When prompted, enter the 3-digit Company Number and your 7-digit Control Number which are located in the box on the upper right hand corner on the reverse side of the proxy card.

3.   Follow the simple instructions when prompted.



          IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY CARD.

                                                              ------------------
                                                              COMPANY #
                                                              CONTROL #
                                                              ------------------
WELLS FARGO & COMPANY
420 Montgomery Street, San Francisco, California 94104
--------------------------------------------------------------------------------

     This instruction card is solicited by the Board of Directors of Wells
   Fargo & Company (the "Company") for use at the Annual Meeting of Stockholders
     to be held on Tuesday, April 27, 1999, at 1:00 p.m. at 420 Montgomery Street, San Francisco, California 94104 from persons who participate in the
       Wells Fargo & Company Tax Advantage and Retirement Plan ("TAP").

By signing this instruction card, the undersigned revokes any prior instructions, and hereby instructs Merrill Lynch Trust Company FSB, as Trustee of the TAP to exercise the voting rights relating to any shares of the Company's common stock allocable to the undersigned's TAP account as of March 9, 1999, at the Annual Meeting or any adjournments or postponements thereof, as specified on this card

This instruction card must be returned to Norwest Bank Minnesota, National Association, by April 23, 1999, if your instructions are to be honored. The Trustee will vote the shares allocable to a participant's TAP account as the participant instructs.

         VOTE BY TELEPHONE - SEE REVERSE SIDE OF THE INSTRUCTION CARD

        The Board of Directors recommends a vote "FOR" Items 1 through 3.

Item 1. Election of directors:

01 Leslie S. Biller        07 Susan E. Engel          13 Richard D. McCormick   19 Judith M. Runstad
02 J.A. Blanchard III      08 Paul Hazen              14 Cynthia H. Milligan    20 Susan G. Swenson       [_] Vote FOR all nominees
03 Michael R. Bowlin       09 William A. Hodder       15 Benjamin F. Montoya    21 Daniel M. Tellep
04 Edward M. Carson        10 Rodney L. Jacobs        16 Philip J. Quigley      22 Chang-Lin Tien         [_] Vote WITHHELD from
05 David A. Christensen    11 Reatha Clark King       17 Donald B. Rice         23 Michael W. Wright          all nominees
06 William S. Davila       12 Richard M. Kovacevich   18 Ian M. Rolland         24 John A. Young
(Instructions: To withhold authority to vote for any indicated nominee, write   ----------------------------------------
the number(s) in the box provided to the right.)                                ----------------------------------------


Item 2.  Approve an increase in the shares available for awards under the       [_] For     [_] Against     [_] Abstain
         Long-Term Incentive Compensation Plan.


                                                      |                    |
                                                     \ / Please fold here \ /
---------------------------------------------------------------------------------------------------------------------------------

Item 3.  Ratify appointment of KPMG LLP as independent auditors for the
         year 1999.                                                             [_] For     [_] Against     [_] Abstain


           The Board of Directors recommends a vote "AGAINST" Item 4.

Item 4.  Approve stockholder proposal relating to cumulative voting.            [_] For     [_] Against     [_] Abstain

Item 5. In the proxies' discretion, to vote on any matter properly before the Annual Meeting, or any adjournment or postponement thereof.

IF THIS INSTRUCTION CARD IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, YOUR SHARES WILL BE VOTED FOR ITEMS 1 THROUGH 3, AGAINST ITEM 4, AND IN THE MANNER SET FORTH IN ITEM 5 ABOVE.

This instruction will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

 PLEASE SIGN, DATE, AND RETURN THE INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Address change? Mark Box  [ ]    Dated ________________________________  , 1999
Indicate changes below:
                               Please sign exactly as name appears on this card
                          ------------------------------------------------------

                          ------------------------------------------------------
                          Signature(s) in Box

                          If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

--------------------------------------------------------------------------------

                             WELLS FARGO & COMPANY
                             420 MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94104

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TUESDAY, APRIL 27, 1999
                                   1:00 P.M.

                                     [LOGO]

--------------------------------------------------------------------------------

   VOTE BY TELEPHONE--Call Toll Free on a Touch-Tone Telephone--1-800-240-6326

Your telephone vote authorizes Merrill Lynch Trust Company FSB to vote your shares in the same manner as if you had marked, signed and returned your instruction card. The deadline for telephone voting is noon (ET) on April 23, 1999.

1. Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll free number at your convenience 7 days/week, 24 hours/day.

2. When prompted, enter the 3-digit Company Number and your 7-digit Control Number which are located in the box on the upper right hand corner on the reverse side of the instruction card.

3.   Follow the simple instructions when prompted.



        IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR INSTRUCTION CARD.

                                                          ----------------------
                                                          COMPANY #
                                                          CONTROL #
                                                          ----------------------

WELLS FARGO & COMPANY
420 Montgomery Street, San Francisco, California 94104
--------------------------------------------------------------------------------

 This instruction and proxy card is solicited by the Board of Directors of Wells
  Fargo & Company (the "Company") for use at the Annual Meeting of Stockholders
   on Tuesday, April 27, 1999, from persons who participate in either (1) the Savings Investment Plan ("SIP"), or (2) Invest Norwest , or (3) both SIP and
                                 Invest Norwest.

By signing this instruction card and proxy: (a) if the undersigned participates in SIP, the undersigned revokes any prior instructions, and hereby instructs Norwest Bank Minnesota, N.A., as Trustee of the Norwest Corporation Master Savings Trust (the "Trust") to exercise the voting rights relating to any shares of the Company's common stock allocable to the undersigned's SIP account as of March 9, 1999, at the Annual Meeting or any adjournments or postponements thereof as specified on the instruction and proxy card, and (b) if the undersigned participates in INVEST NORWEST, the undersigned revokes any prior proxies and appoints Patricia R. Callahan, Ely L. Licht and Stanley S. Stroup, and each of them, as proxies, with full power of substitution to vote all shares of the Company's common stock held for the undersigned's INVEST NORWEST account as of March 9, 1999 at the Annual Meeting as specified on the instruction and proxy card.

This instruction card and proxy must be returned to Norwest Bank Minnesota, National Association, by April 23, 1999, if your shares are to be voted. For SIP participants, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the Trust according to these ratios.

    VOTE BY TELEPHONE - SEE REVERSE SIDE OF THIS INSTRUCTION AND PROXY CARD

       The Board of Directors recommends a vote "FOR" Items 1 through 3.

Item 1. Election of directors:

01 Leslie S. Biller       07 Susan E. Engel          13 Richard D. McCormick   19 Judith M. Runstad
02 J.A. Blanchard III     08 Paul Hazen              14 Cynthia H. Milligan    20 Susan G. Swenson      [_] Vote FOR all
03 Michael R. Bowlin      09 William A. Hodder       15 Benjamin F. Montoya    21 Daniel M. Tellep          nominees
04 Edward M. Carson       10 Rodney L. Jacobs        16 Philip J. Quigley      22 Chang-Lin Tien
05 David A. Christensen   11 Reatha Clark King       17 Donald B. Rice         23 Michael W. Wright     [_] Vote WITHHELD
06 William S. Davila      12 Richard M. Kovacevich   18 Ian M. Rolland         24 John A. Young             from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write     ---------------------------------------
the number(s) in the box provided to the right.)                                  ---------------------------------------


Item 2.  Approve an increase in the shares available for awards under the         [_] For     [_] Against     [_] Abstain
         Long-Term Incentive Compensation Plan.


                                                      |                    |
                                                     \ / Please fold here \ /
---------------------------------------------------------------------------------------------------------------------------------

Item 3.  Ratify appointment of KPMG LLP as independent auditors for the
         year 1999.                                                               [_] For     [_] Against     [_] Abstain

           The Board of Directors recommends a vote "AGAINST" Item 4.

Item 4.  Approve stockholder proposal relating to cumulative voting.              [_] For     [_] Against     [_] Abstain

Item 5. In the proxies' discretion, vote on any matter properly before the annual meeting, or any adjournment or postponement thereof.

IF THIS INSTRUCTION AND PROXY CARD IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, YOUR SHARES WILL BE VOTED FOR ITEMS 1 THROUGH 3, AGAINST ITEM 4, AND IN THE MANNER SET FORTH IN ITEM 5 ABOVE.

This instruction and proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

 PLEASE SIGN, DATE, AND RETURN THE INSTRUCTION AND PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address change? Mark Box  [ ]    Dated ________________________________  , 1999
Indicate changes below:
                                Please sign exactly as name appears on this card
                          ------------------------------------------------------

                          ------------------------------------------------------
                          Signature(s) in Box

                          If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
--------------------------------------------------------------------------------

                             WELLS FARGO & COMPANY
                             420 MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94104

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TUESDAY, APRIL 27, 1999
                                   1:00 P.M.

                                     [LOGO]

--------------------------------------------------------------------------------

   VOTE BY TELEPHONE--Call Toll Free on a Touch-Tone Telephone--1-800-240-6326

Your telephone vote authorizes the SIP Trustee, Patricia R. Callahan, Ely L. Licht, and Stanley S. Stroup, and each of them, with full power of substitution, as proxies, or both, as applicable, to vote your shares in the same manner as if you had marked, signed and returned your instruction and proxy card. The deadline for telephone voting is noon (ET) on April 23, 1999.

1. Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll free number at your convenience 7 days/week, 24 hours/day.

2. When prompted, enter the 3-digit Company Number and your 7-digit Control Number which are located in the box on the upper right hand corner on the reverse side of the instruction and proxy card.

3.   Follow the simple instructions when prompted.



   IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR INSTRUCTION AND PROXY CARD.